Exhibit 2.1

ASSET PURCHASE AGREEMENT
BY AND AMONG
1-800-FLOWERS.COM, INC.
800-FLOWERS, INC.
PERSONALIZATIONMALL.COM, LLC
PERSONALIZATION UNIVERSE, LLC
TR ACQUISITION, LLC
AND
PLANETART, LLC
_______________________
Dated as of September 26, 2026

TABLE OF CONTENTS
ARTICLE I DEFINITIONS    2
Section 1.1    Definitions    2
ARTICLE II PURCHASE AND SALE; CLOSING    15
Section 2.1    Purchase and Sale    15
Section 2.2    Purchase Price    15
Section 2.3    Closing Date    15
Section 2.4    Purchased Assets    15
Section 2.5    Excluded Assets    17
Section 2.6    Assumed Liabilities    17
Section 2.7    Retained Liabilities    18
Section 2.8    Closing Deliveries    19
Section 2.9    Purchase Price Adjustment    21
Section 2.10    Purchase Price Allocation    24
Section 2.11    Withholding    25
Section 2.12    Non-Assignment    25
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS    25
Section 3.1    Organization and Power    26
Section 3.2    Authority    26
Section 3.3    No Conflict; Required Filings and Consents    26
Section 3.4    Financial Statements    27
Section 3.5    Absence of Certain Changes and Events    28
Section 3.6    Sufficiency of Assets; Title    30
Section 3.7    Compliance With Laws; Permits    31
Section 3.8    Litigation    31
Section 3.9    Real Property; Personal Property    31
Section 3.10    Environmental Matters    32
Section 3.11    Tax Matters    33
Section 3.12    Material Contracts    34
Section 3.13    Employment and Labor Matters    36
Section 3.14    Employee Benefits    37
Section 3.15    Intellectual Property; Data Privacy and Data Security    39
Section 3.16    Brokers and Finders    40
Section 3.17    Related Party Arrangements    40
Section 3.18    Certain Payments; Anti-Corruption    41
Section 3.19    Sanctions and Export Controls    41
Section 3.20    Business Relationships    41
Section 3.21    No Other Representations    41

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER    42
Section 4.1    Organization and Power    42
Section 4.2    Authority    42
Section 4.3    No Conflict: Required Filings and Consents    42
Section 4.4    Litigation    43
Section 4.5    Brokerage    43
Section 4.6    Sufficiency of Funds    43
Section 4.7    Independent Investigation    43
Section 4.8    No Other Representations    43
ARTICLE V COVENANTS PENDING THE CLOSING    43
Section 5.1    Access to Premises and Information    43
Section 5.2    Conduct of Business    44
Section 5.3    Exclusivity    47
Section 5.4    Lien Releases    48
Section 5.5    Third Party Consents and Notices    48
Section 5.6    Efforts    48
ARTICLE VI CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS TO CLOSE    48
Section 6.1    Closing    48
ARTICLE VII CONDITIONS PRECEDENT TO THE SELLER PARTIES’ OBLIGATIONS TO CLOSE    50
Section 7.1    Closing    50
ARTICLE VIII COVENANTS    51
Section 8.1    Confidentiality    51
Section 8.2    Access to Information    51
Section 8.3    Publicity    52
Section 8.4    Employee Matters    52
Section 8.5    Certain Intellectual Property Matters    55
Section 8.6    Customer Data    56
Section 8.7    Insurance    56
Section 8.8    Litigation Support    56
Section 8.9    Payments; Misallocated Assets; Retained IP    57
Section 8.10    Reserved    58
Section 8.11    Certain Covenants    58
Section 8.12    Further Assurances    59
Section 8.13    Excluded Contracts    59

2

ARTICLE IX CERTAIN TAX MATTERS    60
Section 9.1    Cooperation and Exchange of Information.    60
Section 9.2    Transfer Taxes    60
Section 9.3    Straddle Period    60
ARTICLE X INDEMNIFICATION    60
Section 10.1    Survival    60
Section 10.2    Indemnification by the Seller Parties    61
Section 10.3    Limitations on Indemnification by the Seller Parties    61
Section 10.4    Indemnification by Purchaser    63
Section 10.5    Limitations on Indemnification by Purchaser    63
Section 10.6    Third-Party Claim Procedures    64
Section 10.7    Direct Claim Procedures    65
Section 10.8    Exclusive Remedy and Release    66
Section 10.9    Tax Claims    66
Section 10.10    Manner of Payment; Effect of Indemnity Payments    67
Section 10.11    Indemnification Escrow Account    67
Section 10.12    Tax Treatment of Indemnity Payments    68
ARTICLE XI TERMINATION OF AGREEMENT    68
Section 11.1    Termination    68
Section 11.2    Obligations Upon Termination    68
ARTICLE XII GENERAL PROVISIONS    69
Section 12.1    Entire Agreement    69
Section 12.2    Assignment    69
Section 12.3    Amendments and Waivers    69
Section 12.4    No Third-Party Beneficiaries    69
Section 12.5    Notices    69
Section 12.6    Specific Performance    71
Section 12.7    Governing Law and Jurisdiction    71
Section 12.8    Waiver of Jury Trial    72
Section 12.9    Severability    72
Section 12.10    Counterparts    72
Section 12.11    Expenses    73
Section 12.12    Interpretation; Absence of Presumption    73
Section 12.13    Non-Recourse    74

3

ANNEXES
Annex I    Target Working Capital Calculation
Annex II    Purchase Price Allocation Methodology

EXHIBITS
Exhibit A    Form of Transition Services Agreement
Exhibit B    Commercial Agreement Term Sheet
Exhibit C    Form of General Assignment and Bill of Sale
Exhibit D    Form of Escrow Agreement
Exhibit E    Form of Assignment and Assumption of Lease Agreement
Exhibit F    Form of Copyright Assignment Agreement
Exhibit G    Form of Trademark Assignment Agreement

4

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement, dated as of September 26, 2026 (this “Agreement”), is made by and among PlanetArt, LLC, a Delaware limited liability company (“Purchaser”), 1-800-Flowers.com, Inc., a Delaware corporation (“Parent”), 800-Flowers, Inc., a New York corporation (“800-Flowers”), PersonalizationMall.com, LLC, a Delaware limited liability company (“PMall”), Personalization Universe, LLC, a Delaware limited liability company (“PUniverse”), and TR Acquisition, LLC, a Delaware limited liability company (“TRA”) (Parent, 800-Flowers, PMall, PUniverse and TRA each a “Seller” and together the “Seller Parties” or “Sellers”).
WHEREAS, the Seller Parties own and operate the Business (as defined below), and each Seller desires to, and to cause its Affiliates to, sell to Purchaser, and Purchaser desires to purchase certain assets relating to the Business, and Purchaser desires to acquire such assets and to assume certain liabilities relating to the Business, in each case on the terms and subject to the conditions contained in this Agreement and the other Transaction Documents (collectively, along with the other transactions contemplated herein and therein, the “Transaction”).
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used herein, the following terms have the meanings set forth below:
“Accounting Principles” means the accounting methods, policies, practices, procedures, conventions, classifications, principles, judgments, estimates and assumptions utilized in the calculation of the Target Working Capital set forth on Annex I attached hereto so long as consistent with GAAP. Purchaser and each of the Seller Parties acknowledges and agrees that to the extent the Closing Working Capital is adjusted downward solely as a result of the application of GAAP (e.g., a reduction of accounts receivable to reflect a credit and chargeback reserve in accordance with GAAP), such adjustment shall be disregarded for purposes of calculating Closing Working Capital until the aggregate amount of such downward adjustment exceeds $200,000 (and then only to the extent of such excess). For the avoidance of doubt, Accounting Principles shall not reflect any changes in accounting methods, policies, practices or procedures implemented by Purchaser with respect to the Business following the Closing.
“Adjustment Amount” means an amount, which may be positive or negative, equal to (a) the Closing Working Capital minus (b) the Target Working Capital.
“Adjustment Escrow Amount” shall mean an amount equal to $500,000.
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, (a) other than for purposes of the definition of “Purchaser Indemnified Parties” and as such term is used in Section 8.2, Section 12.2 and Section 12.13, none of Sponsor, any investment funds or investment vehicles affiliated with, or managed or advised by, Sponsor, any portfolio company (as such term is commonly understood in the private equity industry) or investment of either Sponsor or any of its affiliated investment funds or investment vehicles shall be deemed to be an Affiliate of Purchaser and vice versa and (b) each Seller and each of its Affiliates shall not be deemed an Affiliate of Purchaser or, as of and after Closing, of the Business and vice versa.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, and any related regulations or applicable Laws, together with any published interpretations thereof, relating to corruption or bribery that are applicable to the Sellers or their Affiliates.
“Business” means the business of selling (whether through e-commerce or any other channel) of personalized products, gifts, keepsakes and related merchandise under the brands, trademarks and/or trade names “Personalization Mall”, “Things Remembered”, “Personalization Universe” or any similar variations or derivatives thereof, in each case as currently or formerly conducted by the Seller Parties and/or their Affiliates after August 3, 2020 which, for the avoidance of doubt, does not include the Seller Permitted Activity.
“Business Benefit Plan” means each compensation or benefit plan, program, agreement or arrangement (including those subject to ERISA, employment agreements, stock option, phantom, cash, or equity or equity-based bonus or incentive arrangements, change in control, transaction or retention bonuses, deferred compensation, termination or severance arrangements, pension and retirement plans, paid time off and vacation policies and any other health and welfare plans) sponsored, maintained or contributed to by a Seller or any Subsidiary of a Seller, or for which any such Person has any liability (contingent or otherwise), in each case, for the benefit of any current or former Business Employee.
“Business Data” means any Personal Information or other data or information (i) regarding any current or historical customers, registrants or clients of the Business who are not Shared Customers (“Business Customer Data”) and (ii) to the extent related to any Shared Customer’s purchase from or other interactions with the Business (including prior to purchase by the Sellers).
“Business Day” means any day, other than a Saturday, Sunday or day on which commercial banks are required or authorized to be closed in New York, New York.
“Business Employee” means (i) any employee of a Seller or any Subsidiary of a Seller who dedicates all or substantially all of such individual’s working time to the Business, and (ii) any other employee of a Seller or any Subsidiary of a Seller set forth on Section 8.4(a)(i) of the Seller Disclosure Schedules.

“Business Employee Transaction Payments” means any bonuses or other forms of compensation paid or payable to any current or former Business Employee or any individual service provider of a Seller or any Subsidiary of a Seller as a result of or in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event(s)), including those arrangements set forth on Section 3.14(a) of the Seller Disclosure Schedules and any other change in control, retention, or transaction bonuses or similar payments.
“Business Indebtedness” means any Indebtedness that constitutes an Assumed Liability.
“Business Material Adverse Effect” means any event, fact, change, occurrence, development, circumstance or effect (an “Effect”) that, individually or in the aggregate with any other Effect, (a) has caused, or would reasonably be expected to cause, a material adverse effect on the business, operations, assets, liabilities, results of operations or condition (financial or otherwise) of the Business or the Purchased Assets, taken as a whole, or (b) would reasonably be expected to prevent, materially impair or materially delay the ability of any Seller or any of its Affiliates to perform its obligations under this Agreement or any of the other Transaction Documents or to consummate the Transaction; provided, however, that, in the case of clause (a), none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur:
(i)    any Effect related to (A) any national, international or any foreign or domestic regional economic, financial, regulatory, social or political conditions or events in general (including changes therein), including the results of any primary or general elections or referenda, (B) the financing, banking, credit, currency or capital markets or conditions in general (including any disruptions therein) or (C) interest, currency or exchange rates or the price of any commodity, security or market index;
(ii)    any Effect related to any earthquakes, floods, hurricanes, tornadoes, tropical storms, cyclonic storms or fires or other natural disasters or any national, international or regional calamity, pandemics, epidemics, force majeure events, terrorist acts (including cyber terrorism), sabotage, declared or undeclared war or other hostilities or conflicts or continuation, worsening or escalations thereof;
(iii)    any Effect that affects the industries, businesses, markets or geographical areas in which the Business operates generally;
(iv)    any Effect related to any failure by the Business to meet any projections or forecasts; provided, that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Business Material Adverse Effect (if not otherwise falling within any of the exceptions from this definition of Business Material Adverse Effect);
(v)    any Effect related to any change after the date of this Agreement in GAAP or Law;

(vi)    any Effect arising from the authorized public announcement of the execution of, this Agreement; provided, that no effect will be given to this clause (vi) to the extent such Effect resulted solely from a breach of Section 3.3; or
(vii)    any Effect that results from any action taken by a Seller which is expressly required by this Agreement or at the written request of or with the written consent of Purchaser.
provided, further, that, with respect to clauses (i), (iii) and (v) such Effect will be taken into account in determining whether a Business Material Adverse Effect has occurred or is occurring to the extent it materially disproportionately and adversely affects the Business (taken as a whole) relative to other companies or participants operating in the same industry in which the Business operates.
“Business Records” means sales and business files and records, property records, contract records, manufacturing, test and design records, drawings, customization, maintenance, operating records, supplier and customer lists, records, communications, books, personnel files and other documents relating to the Transferred Business Employees, and other accounting, financial and business records and documents that are in the possession or control of any Seller or any of its Affiliates (or are otherwise reasonably available or accessible to any Seller or any of its Affiliates), in each case, whether maintained in electronic or physical form.
“Buyer Closing Date Tax” means any Taxes with respect to any transaction or event outside of the Ordinary Course of Business occurring on the Closing Date but after the Closing.
“Cash Amounts” means all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, deposits in transit, demand accounts, certificates of deposit, time deposits, negotiable instruments, securities and brokerage accounts; provided, that Cash Amounts (a) shall not include (and therefore be reduced by) (i) Restricted Cash or (ii) any outstanding checks, wires, transfers or drafts drawn upon the applicable accounts and (b) shall include any outstanding checks, wires, transfers or drafts deposited but not yet cleared for the applicable accounts.
“Closing Business Indebtedness” means the Business Indebtedness as of the Effective Time.
“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Adjustment Amount (which may be a positive or negative number), minus (c) the Estimated Business Indebtedness, plus (d) the Estimated Non-Offer Severance Amount, minus (e) the Escrow Amount.
“Closing Non-Offer Severance Amount” means the Non-Offer Severance Amount as of the end of the Non-Offer Severance Calculation Period; provided, however, that for purposes of the calculation of the Estimated Non-Offer Severance Amount, the Closing Non-Offer Severance Amount shall mean the Non-Offer Severance Amount as of the Closing Date.
“Closing Working Capital” means the Working Capital as of the Effective Time.
“Code” means the U.S. Internal Revenue Code of 1986.

“Commercial Tax Obligation” means any customary obligation to assume responsibility, or reimburse another Person, for any Taxes that is part of a larger commercial agreement not primarily related to Taxes, such as an obligation of a borrower to gross up a lender under a credit agreement or a tenant’s obligation to make tax escalation payments to a landlord.
“Confidential Information” means any information or materials with respect to any Person or its businesses, operations, assets or Liabilities, including methods of operation, products, inventions, trade secrets, commercial secrets, know-how, software, marketing materials and methods and sales plans and strategies, suppliers, competitors, markets, market surveys and materials, techniques, research, development, production processes, finances, technical data, policies, strategies, designs, molds, templates, tooling, drawings, prints, CAD files, dies, patterns, specifications, blueprints, formulas, developmental or experimental work, improvements, discoveries, plans for research or future developments, database schemas or tables, infrastructure, development tools or techniques, training manuals, marketing, distribution and installation plans, processes and strategies, methodologies, business plans, budgets, financial information and data, customer and client information, prices and pricing strategies, costs, fees, customer and client lists and profiles, customer purchasing records, employee, customer and client non-public personal information, supplier lists, personnel files and records, media, photographs, videos, audios, digital content files, advertising, promotional materials and surveys, business records, audit processes, management methods and information, reports, recommendations and conclusions or other specialized information, proprietary matters, certificates of registrations of any intellectual property or goodwill with respect to the aforementioned items.
“Confidentiality Agreement” means that certain Non-Disclosure Agreement by and between Purchaser and Parent, dated as of January 31, 2025, as amended by that certain Amendment to the Letter of Confidentiality, dated January 15, 2026, and as further amended, restated and supplemented from time to time.
“Contract” means any legally binding contract, agreement, instrument, option, lease, license, sales or purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.
“Effect” shall have the meaning set forth in the definition of “Business Material Adverse Effect”.
“Employment Transfer Date” means, with respect to each Transferred Business Employee, the later of the (x) Closing and (y) the date such Transferred Business Employee actively commences employment with the Purchaser or an Affiliate thereof.
“Environmental Laws” means any Law or Order relating to pollution, public or worker health or safety, or protection of the environment or natural resources, including any relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, packaging, marketing, sale, registration, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Escrow Agent” shall mean SRS Acquiom.
“Escrow Amount” shall mean an amount equal to the aggregate of the Adjustment Escrow Amount and the Indemnification Escrow Amount.
“Excluded Taxes” means (i) any Taxes imposed on or with respect to the Purchased Assets, the Assumed Liabilities or the Business, in each case, for any Pre-Closing Tax Period and (ii) any Taxes of any Seller or any of its Affiliates, whether by reason of Treasury Regulation Section 1.1502-6 or otherwise by operation of law (including any such income or other Taxes relating to, pertaining to, or arising out of the Purchased Assets, the Assumed Liabilities or the Business and any such Taxes imposed as a result of a failure to withhold or report Taxes) for any taxable period, and (iii) any Transfer Tax allocated to any Seller under Section 9.2 and, in each case, excluding (a) any Buyer Closing Date Taxes,(b) any Taxes that have reduced Closing Working Capital and (c) any Transfer Tax allocated to Purchaser pursuant to Section 9.2. In the case of a Straddle Period, Taxes will be allocated to the Pre-Closing Tax Period using the methodology described in Section 9.3.
“Fraud” means actual and intentional common law fraud under Delaware Law in the representations and warranties set forth in this Agreement or in any certificate delivered pursuant hereto. For the avoidance of doubt, “Fraud” does not include any claim based on constructive knowledge, negligence or recklessness.
“Fundamental Representations” of the Seller Parties means the representations and warranties set forth in Section 3.1 (Organization and Power), Section 3.2 (Authority), Section 3.3(i) (No Conflict), Section 3.6(ii) (Title), Section 3.16 (Brokers and Finders) and Section 3.17 (Related Party Arrangements); the “Fundamental Representations” of Purchaser means the representations and warranties set forth in Section 4.1 (Organization and Power), Section 4.2 (Authority), Section 4.3(i) (No Conflict) and Section 4.5 (Brokerage); and collectively, the “Fundamental Representations”.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any national, federal, state, provincial, local, supranational or foreign government or any court of competent jurisdiction, tribunal or commission or other national, federal, state, provincial, local, tribal, supranational or foreign governmental or quasi-governmental authority or instrumentality (including any legislature, commission, regulatory or administrative authority, governmental agency, bureau, branch, department or program).
“Government Official” means (a) any officer or employee of any Governmental Entity, (b) any person acting in an official capacity for or on behalf of a Governmental Entity, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Entity, (d)

any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any public or elected official, officer, or employee, or (f) any political party, political party official, or candidate for political office.
“Hazardous Material” means (i) any hazardous or toxic material, substance or waste, chemical substance or mixture, pesticide, pollutant, contaminant, petroleum product or byproduct, asbestos or asbestos-containing material, lead, polychlorinated biphenyl, per- or polyfluoroalkyl substance, mold, radon, noise or radiation (or any products or items containing any of the foregoing), or (ii) any other material, substance or waste for which Liability may be imposed under any Environmental Law.
“Indebtedness” means, with respect to the Business, and excluding any amounts included in the calculation of Working Capital, as applicable, the principal, accrued and unpaid interests and any prepayment premiums, make whole amounts, reimbursement, commitment and other fees, penalties, damages, charges and other amounts and expenses payable in connection therewith in respect of: (a) indebtedness for borrowed money, whether or not evidenced by bonds, debentures, notes or other similar instruments, for the repayment of money borrowed; (b) all obligations under a lease of real or personal property which is required by GAAP to be classified as a capital lease on the books and records of the Business, as applicable; (c) all obligations for the reimbursement of draws under outstanding letters of credit, performance bonds or similar instruments (but only to the extent drawn or called); (d) all obligations arising under any swap, forward, hedging or similar transactions, in each case, calculated at the termination value thereof as if terminated at or immediately prior to the Closing but assuming the occurrence of the Closing (provided that the amount calculated pursuant to this clause (d) shall not be less than zero); (e) any deferred purchase price of business or asset or conditional sale obligations; and (f) all guarantees by the Business, as applicable, of any of the foregoing in respect of any other Person. For the avoidance of doubt, Indebtedness shall not include any Taxes.
“Indemnification Escrow Amount” shall mean an amount equal to $2,250,000.
“Indemnification Escrow Period” shall mean the period beginning on the Closing Date and ending on the date that is twelve (12) months after the Closing Date.
“Intellectual Property” means any and all worldwide intellectual property and similar proprietary rights, including all: (a) patents, patent applications, inventions, divisionals, continuations, continuations in-part, reissues, re-examinations and foreign counterparts; (b) trademarks, service marks, trade dress, trade names, corporate names, logos and other indicia of source or origin, and registrations and applications to register any of the foregoing, including the goodwill symbolized thereby and common law rights associated therewith (“Trademarks”); (c) domain names, telephone number registrations and intellectual property rights in social media handles and accounts; (d) copyrights (whether registered or unregistered) and any other equivalent rights in works of authorship (including rights in Software as a work of authorship), data, database and design rights, and any other related rights of authors; and (e) trade secrets and other rights in confidential information, including know-how, algorithms, methods, processes and confidential or proprietary business or technical information, including any compilation or combination of data or information that is not commonly known by or readily available to the public, even if the elements or components of such compilation or combination are commonly known by or readily available to the public (collectively, “Trade Secrets”).
“Inventory” means the inventories of the Business, including all such inventories of raw materials, components, storehouse stocks, scrap, containers, packaging materials, spare and repair parts, work in progress, consigned goods and finished goods.
“IT Assets” means all Software, computer firmware and computer hardware, databases, websites, servers, networks, routers, systems and all other information technology equipment that are owned, leased or licensed by any Seller or any of its Affiliates and used in connection with the Business.
“Knowledge” means the actual knowledge (after reasonable inquiry), with respect to Seller, of any Person set forth on Section 1.1(b) of the Seller Disclosure Schedules.
“Law” means any national, state, local, supranational or foreign law (including common law), statute, code, Order, ordinance, rule, regulation or treaty (including any Tax treaty), in each case, promulgated by a Governmental Entity.
“Liabilities” means all Indebtedness, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).
“Lien” means any mortgage, deed of trust, lien, pledge, security interest, charge, option, easement, lease, sublease, covenant, right-of-way, covenant, burdens, servitudes, defect, imperfection in title, claim, restriction, or encumbrance of any kind.
“Lien Releases” means lien release documentation from the holders of all Indebtedness that is secured by a Lien on the Purchased Assets (including for the avoidance of doubt, any Liens under the Parent Credit Facility) that provide that, at the Closing and, to the extent applicable, the repayment of any such Indebtedness, all such Liens and any related collateral documentation entered into in connection therewith shall automatically be released and terminated and be of no further force and effect in a form and substance reasonably satisfactory to Purchaser.
“Loss” means, losses, Liabilities, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Order relating to any Proceeding), penalties, costs and expenses (including reasonable attorneys’ and accountants’ fees and disbursements).
“Material Customers” means the ten (10) largest client of the Business during the 12-month period ending on the Most Recent Balance Sheet Date, as measured by the dollar amount of revenue therefrom during such period.
“Material Suppliers/Vendors” means the twenty (20) largest suppliers and vendors of the Business during the 12-month period ending on the Most Recent Balance Sheet Date, as measured by the dollar amount of purchases therefrom during such period.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or Section 3(37) of ERISA.
“Non-Management Employees” means employees of any Seller or any of its Affiliates other than (i) the directors or officers of Sellers and their Affiliates, and (ii) each other person forth on Section 1.1(c) of the Seller Disclosure Schedules.
“Parent Credit Facility” means the credit facility of Parent pursuant to that certain Third Amended and Restated Credit Agreement dated as of June 27, 2023, by and among Parent, the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, and JPMorgan Chase Bank, N.A., and the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.
“Off-the-Shelf Software” means any Software that is generally available to the public through retail store or commercial distribution channels, that has not been modified or customized for the Sellers or their respective Affiliates and is licensed or made available to the Sellers or their respective Affiliates on a non-exclusive basis pursuant to standard, non-negotiated terms and conditions, including click-wrap or shrink-wrap agreements.
“Open Source Software” means any Software that is, or that contains or is derived in any manner (in whole or in part) from any Software that is, subject to the terms of any open-source, free software, copyleft, community, or other similar license, including the GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, Mozilla Public License, Server Side Public License, Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, the Apache License or any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).
“Order” means any order, writ, award, decision, determination, injunction, directive, judgment, ruling or verdict, whether temporary, preliminary or permanent, entered, issued, made or rendered by any Governmental Entity.
“Ordinary Course of Business” means the usual and ordinary course of normal day-to-day operations of the business, consistent with the Business’ past practices through the date of this Agreement.
“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation or articles of organization of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person, (f) any governing documents of any Person similar to those listed in clauses (a) through (e), and (g) any amendment to any of the foregoing.
“Passport Program” means the Celebrations Passport annual membership rewards program offered by the Seller Parties and their Affiliates.

“Pending Claim” shall mean any and all claims for indemnification by a Purchaser Indemnified Party that have been notified in writing (email being sufficient) to Parent in accordance with the terms hereof and are pending at the expiration of the Indemnification Escrow Period.
“Permits” means permits, approvals, authorizations, consents, licenses, registrations or certificates issued by any Governmental Entity.
“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable and for which adequate reserves have been established in accordance with GAAP; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice and in the ordinary course of business for amounts not yet due; (c) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security; and (d) Liens arising under securities Laws of general applicability.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
“Personal Information” means any information that (a) alone or in combination with other information, identifies, or could reasonably be used to identify, contact or locate, a natural person, household or specific device, or that is otherwise identifiable with a natural person, household or specific device, or (b) constitutes “personal data,” “personally identifiable information,” “personal information,” “PII,” “protected health information” (as defined at 45 C.F.R. § 160.103), or “PHI”) or any other similar terms under any applicable Laws or used by Seller in any of its privacy policies, notices or Contracts, including but not limited to name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, geolocation data, and Internet Protocol addresses and unique device identifiers. Personal Information may relate to any individual, including a current, prospective or former customer, end user or employee of any Person and includes information in any form or media, whether paper, electronic, or otherwise.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.
“Privacy Requirements” means any applicable Laws (including but not limited to the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act (TCPA), the EU General Data Protection Regulation, Regulation 2016/679/EU (GDPR), the California Consumer Privacy Act (CCPA), California Privacy Rights Act (CPRA)), Contracts,

binding industry or self-regulatory guidelines or standards (including but not limited to the Payment Card Industry Data Security Standard (PCI-DSS)), and public or posted policies relating to data privacy, data protection (including minor data protection), data breach notification (including under app store age assurance laws (e.g., the Texas App Store Accountability Act), minor protection laws (e.g., New York Child Data Protection Act), video privacy protection laws (e.g., Video Privacy Protection Act), and record-keeping requirements related to email and SMS marketing)) or financial information privacy or the processing (as defined in applicable Laws), receipt, collection, compilation, use, storage, sharing, safeguarding, security (both physical and technical), disposal, destruction, disclosure or transfer (including cross-border) and/or other use of Personal Information.
“Proceeding” means any demand, citation, summons, legal, judicial, administrative or arbitral actions, cause of action, suits, arbitrations, complaints, claims, charge, litigation, Order, mediation, hearing, inquiries, audits, notices of violation, indictments, subpoenas or investigations of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity or other proceedings by or before any Governmental Entity.
“Proprietary Software Products” means Software owned or purported to be owned by any Seller or any of its Affiliates and Relating to the Business.
“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules dated as of the date of this Agreement, provided by Purchaser to the Seller Parties.
“Relating to the Business” means primarily relating to, used primarily in (or held primarily for use in) or arising primarily out of the operation or conduct of the Business.
“Representatives” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor or representative of such Person.
“Restricted Cash” means any cash and cash equivalents not freely usable or distributable due to restrictions or limitations on use or distribution by Law or Contract.
“Retail Store” means the historical operations of the Business at the physical retail store located at 660 Stanford Shopping Center in Palo Alto, California.
“Retained Businesses” means the businesses and operations of each Seller and each of its Affiliates, other than the Business.
“Sanctioned Country” means, as of the date of this Agreement, Iran, Cuba, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and any other Covered Region of Ukraine identified pursuant to Executive Order 14065.
“Sanctioned Person” means (a) any Person operating, organized or resident in a Sanctioned Country; (b) the government of a Sanctioned Country or the government of Venezuela; (c) any Person that is the subject or target of Sanctions, including any Person designated on a Sanctions related list administered by (i) the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) or the U.S. Department of State, (ii) the United Nations Security Council,

(iii) the European Union or any Member State of the European Union, or (iv) His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority; or (d) any Person owned 50% or more, individually or in the aggregate, or controlled by one or more Persons described in clauses (a) through (c).
“Sanctions” means all trade, economic, and financial sanctions, and any export control-related laws, rules, regulations, or embargoes imposed, administered or enforced from time to time by (i) the United States government, including those administered by OFAC, the U.S. Department of State, or the U.S. Department of Commerce, including the Bureau of Industry and Security, (ii) the United Nations Security Council, (iii) the European Union or any Member State of the European Union, (iv) His Majesty’s Treasury of the United Kingdom, or (v) or any other relevant sanctions authority.
“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules, dated as of the date of this Agreement and provided by the Seller Parties to Purchaser concurrently with the execution of this Agreement, as updated following the date of this Agreement by Purchaser pursuant to the terms of Section 8.4(b) and Section 8.4(d)(i).
“Seller Permitted Activity” means the configuration, personalization or customization of products, or any substantially similar variations or derivatives thereof, sold by Parent or its Subsidiaries in the operation of any Retained Business as of the date hereof to the extent such configuration, personalization or customization is (i) conducted by the Parent or its Subsidiaries as of the date hereof, or (ii) sold as an “add-on” feature with respect to such products (meaning primarily an “upsell” or adjunct sale to the sale of another product sold by Parent or its Subsidiaries) via a website, mobile application or any other channel, including, without limitation, the activities set forth on Section 1.1(a) of Seller Disclosure Schedules. For the avoidance of doubt, Seller Permitted Activity shall not include the sale of any personalized products sold by the Business (or otherwise offered on any website of the Business) as of the Closing or at any time during the 12-month period prior to the Closing Date, except in connection with the performance of Sellers’ obligations under the Commercial Agreement in accordance with the terms thereof and only for so long as such Commercial Agreement remains in effect.
“Shared Customer” means any Person who is a current or historical customer or client of both the Business and the Retained Businesses (including prior to purchase by the Sellers).
“Software” means, in any form or medium, any and all (a) computer software, including any and all software implementations of algorithms, models and methodologies, applications and other technologies, whether in object code, source code, executable or binary code, and (b) all information, documentation and manuals related to any of the foregoing.
“Sponsor” means General Atlantic Service Company.
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company or other entity whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.
“Target Working Capital” means $17,374,000.00.
“Tax” means any and all U.S. federal, state, local, or non-U.S. tax, impost, levy, or other assessment, charge or fee in the nature of, or similar to, a tax (including any income, gross receipts, sales, use, value-added, goods and services, profits, branch profits, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, premium, windfall profits, property, unclaimed property, ad valorem, capital gains, transfer, stamp, registration, environmental, escheat, customs, duties, capital stock, alternative or add-on minimum, occupation, estimated, franchise, or other tax), together with any interest, penalties and additions to tax imposed with respect to such amounts, whether disputed or not.
“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding relating to any Tax matter with or against any Governmental Entity.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity relating to Taxes, including any attachment thereto or amendment thereof.
“Transaction Documents” means this Agreement, the Transition Services Agreement, the Escrow Agreement, the General Assignment and Bill of Sale, the Commercial Agreement, each Assignment and Assumption of Lease Agreement, the Copyright Assignment Agreement and the Trademark Assignment Agreement.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., and all similar state and local Laws.
“Willful Breach” means a material breach that is a deliberate act or deliberate failure to perform that is the consequence of an act or omission by a party with the knowledge that such act, or the failure to take such act, would, or would reasonably be expected to, cause a material breach of this Agreement.
“Working Capital” means, for the applicable date, the net working capital of the Business, calculated by subtracting (a) the aggregate value of the current liabilities of the Business that are included in the Assumed Liabilities (and, for the avoidance of doubt, excluding any amounts included in Business Indebtedness and any operating lease obligations recorded under ASC 842), from (b) the aggregate value of the current assets of the Business that are included in Purchased Assets (and, for the avoidance of doubt, excluding any Cash Amounts), in each case, determined in accordance with the Accounting Principles and using the same (and only the same) line items used in the determination of the Target Working Capital set forth on Annex I; provided that all such amounts shall be adjusted, if necessary, to exclude all amounts to the extent related to any Excluded Assets or Retained Liabilities.

ARTICLE II
PURCHASE AND SALE; CLOSING
Section 2.1    Purchase and Sale. On the terms and subject to the conditions of this Agreement, each Seller hereby agrees to, and to cause its Affiliates to, sell, assign, transfer and convey to Purchaser all right, title and interest in the Purchased Assets, for good and valuable consideration, including the payment by Purchaser of the Purchase Price and the assumption by Purchaser of the Assumed Liabilities.
Section 2.2    Purchase Price. The aggregate purchase price payable upon the Closing, subject to adjustments as contemplated hereby, shall be an amount equal to $45,000,000 (as adjusted pursuant to Section 2.9, the “Purchase Price”).
Section 2.3    Closing Date. On and subject to the terms and conditions set forth herein, the closing of the Transaction (the “Closing”) shall take place remotely by exchange of fully executed documents (in counterparts or otherwise) by electronic transmission of facsimile signatures or signatures received as a .pdf attachment to electronic mail three (3) Business Days following the date on which the conditions set forth in Section 6.1 and Section 7.1 (the “Closing Conditions”) are satisfied or otherwise waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) (the date of the Closing, the “Closing Date”). The Transaction shall be deemed to have occurred as of 12:01 a.m. Eastern time on the Closing Date (such time, the “Effective Time”).
Section 2.4    Purchased Assets. At the Closing, each Seller shall, and shall cause its Affiliates to, sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from such Seller and such Affiliates, all of such Seller’s and such Affiliates’ right, title and interest in and to all assets, rights or properties of any kind or nature Relating to the Business and the Contracts set forth in clause (a) of this Section 2.4, including all of the following (the “Purchased Assets”):
(a)    Any and all Contracts Relating to the Business, including the Leases and Contracts set forth on Section 2.4(a) of the Seller Disclosure Schedules (the “Assigned Contracts”);
(b)    To the extent transferable under applicable Law, all Permits (including applications for issuance or renewal thereof and application materials in process) held by any Seller or any of its Affiliates Relating to the Business;
(c)    Any and all Intellectual Property owned or purported to be owned by any Seller or any of its Affiliates Relating to the Business, other than the Seller Names (the “Business Intellectual Property”);
(d)    Any and all IT Assets Relating to the Business (the “Business IT Assets”);
(e)    Any and all tangible assets Relating to the Business;
(f)    Any and all notes receivable, trade receivables (whether current or non-current) and other accounts receivable arising out of the Purchased Assets, Relating to the Business or otherwise included as a current asset in the calculation of Working Capital, as it may be adjusted in accordance with Section 2.9, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;
(g)    Any and all prepaid expenses (including leases and rentals), credits and security or customer deposits arising out of the Purchased Assets, Relating to the Business or otherwise included as a current asset in the calculation of Working Capital, as it may be adjusted in accordance with Section 2.9;
(h)    Except as set forth in Section 2.5(i) and Section 8.7, any and all transferable past, current or future, rights, claims, credits, causes of action (including Proceedings) or rights of set-off against third parties to the extent arising out of the Purchased Assets or Relating to the Business (and the right to receive all monies, proceeds, settlements and recoveries in connection therewith);
(i)    Any and all goodwill and other intangible assets to the extent Relating to the Business;
(j)    Originals and copies of any and all documents, instruments, papers, books, records, books of account, files and data (including Business Data, customer and supplier lists, e-mail lists, customer care history, e-commerce, credit card (and related tokens) and analytics data, user data and login credentials, user trends, market studies, product catalogs and repair and performance records), catalogs, brochures, sales literature, promotional materials, certificates and other documents to the extent Relating to the Business, other than (i) any books, records or other materials that any Seller or any of its Affiliates is required by Law to retain (copies of which, to the extent permitted by Law, will be provided to Purchaser at Closing), (ii) personnel and employment records for employees and former employees who are not Transferred Business Employees and (iii) Tax Returns and other books and records related to Taxes paid or payable by any Seller or any of its Affiliates; provided that, if requested by Purchaser within one (1) year of the Closing Date, the Purchased Assets shall include copies of any Tax Returns other than income Tax Returns and/or other related to Tax books and records reasonably requested by Purchaser, to the extent such Tax Returns and/or related books and records relate solely to the Purchased Assets, the Assumed Liabilities or the Business (the “Transferred Books and Records”); provided, that, with respect to any Transferred Books and Records, each Seller and each of its Affiliates shall be permitted to keep (A) copies of such books, records or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures and (B) such books, records or other materials in the form of so-called “back-up” electronic tapes in the Ordinary Course of Business, it being understood that such retained books, record and other materials will not be provided to (or used by such Seller or its such Affiliates in) the Retained Businesses, other than to the extent expressly contemplated in clauses (A) and (B) of this proviso; provided, further, that the transfer of any Transferred Books and Records pursuant to this clause (j) is subject to compliance with all applicable Privacy Requirements; and
(k)    all assets, rights interests, and properties set forth on Section 2.4(k) of the Seller Disclosure Schedules.

Section 2.5    Excluded Assets. Notwithstanding anything to the contrary contained herein, any and all of each Seller’s and each of its Affiliates’ right, title and interest in and to the following assets, rights and interests (the “Excluded Assets”) shall be specifically excluded from, and shall not constitute, the Purchased Assets:
(a)    Any and all assets, rights or interests set forth on Section 2.5(a) of the Seller Disclosure Schedules;
(b)    The IT Assets set forth on Section 2.5(b) of the Seller Disclosure Schedules (the “Excluded IT Assets”);
(c)    The Business Benefit Plans and any and all assets, rights or properties related to the Business Benefit Plans;
(d)    The Seller Names and any and all Intellectual Property owned by any Seller or any of its Affiliates, other than the Business Intellectual Property (collectively, the “Retained IP”);
(e)    All owned and leased real property and other interests in real property, other than those Leases for real property that are Assigned Contracts;
(f)    Tax Returns and other books and records related to Taxes other than any copies of Tax Returns and/or books and records related to Taxes reasonably requested by Purchaser pursuant to Section 2.4(j);
(g)    Any rights to any Tax refunds, credits, overpayments or other Tax assets of Seller or otherwise attributable to Excluded Taxes;
(h)    The Passport Program;
(i)    Any and all Cash Amounts;
(j)    Any and all (i) insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements whether or not Relating to the Business (collectively, the “Retained Insurance Policies”), and (ii) rights to existing and future claims under such Retained Insurance Policies; and
(k)    Any and all assets held at or relating to the Retail Store (the “Retail Store Assets”).
Section 2.6    Assumed Liabilities. At the Closing, Purchaser shall assume and agree to discharge or perform, in each case when due, the following Liabilities of each Seller (the “Assumed Liabilities”):
(a)    All Liabilities of Sellers, solely to the extent expressly taken into account in the calculation of Closing Working Capital as finally determined in accordance with Section 2.9 (including accounts payable and accruals to third parties and in each case solely to the extent expressly included in the calculation of Closing Working Capital as finally determined in accordance with Section 2.9);

(b)    All Liabilities to the extent arising out of the Assigned Contracts, solely to the extent such Liabilities relate to any event, change, effect, circumstance, occurrence or development first occurring after Closing (and excluding, for the avoidance of doubt, Liabilities that relate to, or arise out of, directly or indirectly, any breach by a Seller or any of its Affiliates of any Assigned Contract);
(c)    Any and all Liabilities in respect of each Transferred Business Employee arising after the Employment Transfer Date;
(d)    Any and all Liabilities in respect of Transfer Taxes allocated to the Purchaser pursuant to Section 9.2 and any Buyer Closing Date Taxes; and
(e)    The Liabilities set forth on Section 2.6(e) of the Seller Disclosure Schedules.
Section 2.7    Retained Liabilities. Notwithstanding any other provision of this Agreement, each Seller and each of its Affiliates shall retain, and Purchaser shall not assume, any and all of the Liabilities of such Seller and such Affiliates or relating to the Purchased Assets or the Business, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished, other than those specifically included in the Assumed Liabilities (the “Retained Liabilities”). For the avoidance of doubt, except to the extent explicitly included in the Assumed Liabilities, the following shall constitute Retained Liabilities:
(a)    Any and all Liabilities to the extent arising out of or related to the Excluded Assets or the business conducted by any Seller or any of its Affiliates (other than the Business), in each case, whether the same shall arise prior to, on or following the Closing;
(b)    Any and all Liabilities to the extent related to or arising out of the Purchased Assets or the Business, in each case, relating to, arising out of, with respect to or accruing from or as a result of any event, change, effect, circumstance, occurrence or development occurring or existing prior to the Closing (including any and all such Liabilities arising after the Closing relating to any event, change, effect, circumstance, occurrence or development occurring or existing prior to the Closing and including any and all such Liabilities to the extent associated with indemnification claims under Assigned Contracts and the Business’ compliance with ERISA, 29 CFR § 2510.3-102 or Section 4795 of the Code with respect to customer funds);
(c)    Any and all Liabilities (i) in respect of any Transferred Business Employees arising before or on the Employment Transfer Date (including any Business Employee Transaction Payments), (ii) in respect of any current or former employees or other individual service providers of any Seller or any of its Affiliates that do not become Transferred Business Employees, whether, in each case, arising before, as of, or after the Closing, and (iii) in respect of, or arising under, any Business Benefit Plans whether arising before, as of, or after the Closing and in respect of any severance or other compensatory payments payable to any current or former employees or other individual service providers of any Seller or any of its Affiliates as a result of execution of this Agreement or in connection with the transactions contemplated by this Agreement (including the employer portion of payroll, social security, unemployment or similar Taxes);

(d)    Any and all Liabilities for Excluded Taxes;
(e)    Any and all Liabilities incurred by any Seller or any of its Affiliates in connection with the Transaction, including the fees, costs and expenses of financial, legal, tax, accounting and other advisors and consultants engaged by or on behalf of any Seller or any of its Affiliates in connection with the Transaction;
(f)    Any and all Liabilities to the extent arising out of or related to any Environmental Law or Hazardous Material;
(g)    Any and all Liabilities relating to the Retail Store Assets;
(h)    Any and all Liabilities under or related to the Passport Program; and
(i)    The Liabilities set forth on Section 2.7(i) of the Seller Disclosure Schedules.
Section 2.8    Closing Deliveries.
(a)    At the Closing, Purchaser shall deliver, or cause to be delivered, to Parent the following:
(i)    payment, by wire transfer(s) to one or more bank accounts designated in writing by Parent, an amount in immediately available U.S. dollars equal to the Closing Purchase Price;
(ii)    evidence of the Adjustment Escrow Amount being deposited into an escrow account (the “Adjustment Escrow Account”) and the Indemnification Escrow Amount being deposited into an escrow account (the “Indemnification Escrow Account”), with the Escrow Agent;
(iii)    a counterpart of the Transition Services Agreement substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”), duly executed by Purchaser;
(iv)    a counterpart of the Commercial Agreement, in form and substance mutually agreed to by Parent and Purchaser and on substantially the same terms as set forth in the Commercial Agreement Term Sheet attached hereto as Exhibit B (the “Commercial Agreement”), duly executed by Purchaser;
(v)    a counterpart of the General Assignment and Assumption and Bill of Sale for the Purchased Assets and Assumed Liabilities, substantially in the form attached hereto as Exhibit C (the “General Assignment and Bill of Sale”), duly executed by Purchaser;

(vi)    a counterpart of the Escrow Agreement, substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”), duly executed by Purchaser and the Escrow Agent;
(vii)    a certificate, dated as of the Closing Date and signed by Purchaser, pursuant to which an authorized officer of Purchaser certifies (A) as to Purchaser’s good standing in its jurisdiction of formation, as evidenced by a certificate of good standing dated no more than five (5) Business Days prior to the Closing Date and (B) the resolutions of Purchaser’s board of managers or equivalent governing body authorizing this Agreement, the other Transaction Documents and the Transaction;
(viii)    a counterpart of an Assignment and Assumption of Lease Agreement for each Lease, substantially in the form attached hereto as Exhibit E (each, an “Assignment and Assumption of Lease Agreement”), duly executed by Purchaser; and
(ix)    a counterpart of the Copyright Assignment Agreement, substantially in the form attached hereto as Exhibit F (the “Copyright Assignment Agreement”), duly executed by Purchaser; and
(x)    a counterpart of the Trademark Assignment Agreement, substantially in the form attached hereto as Exhibit G (the “Trademark Assignment Agreements”), duly executed by Purchaser.
(b)    At the Closing, Parent shall deliver, or cause to be delivered, to Purchaser the following:
(i)    duly executed copies of the Lien Releases;
(ii)    a counterpart of the Transition Services Agreement duly executed by the applicable Sellers;
(iii)    a counterpart of the Commercial Agreement duly executed by the applicable Sellers;
(iv)    a counterpart of the General Assignment and Bill of Sale duly executed by each Seller;
(v)    a counterpart of the Escrow Agreement, duly executed by Parent;
(vi)    a properly completed and duly executed IRS Form W-9 for each Seller certifying its status as a United States person within the meaning of Section 7701(a)(30) of the Code and establishing an exemption from U.S. federal backup withholding tax;
(vii)    all Approvals set forth on Section 2.8(b)(vii) of the Seller Disclosure Schedules, in form and substance reasonably satisfactory to Purchaser (the “Required Approvals”);
(viii)    a certificate, dated as of the Closing Date and signed by each Seller, pursuant to which an authorized officer of each such Seller certifies (A) as to such Seller’s good standing in its jurisdiction of formation, as evidenced by a certificate of good standing dated no more than five (5) Business Days prior to the Closing Date, (B) the Organizational Documents of such Seller and (C) the resolutions of such Seller’s board of directors or equivalent governing body authorizing this Agreement, the other Transaction Documents and the Transaction;
(ix)    a counterpart of each Assignment and Assumption of Lease Agreement, duly executed by each applicable Seller;
(x)    a counterpart of the Copyright Assignment Agreement duly executed by the applicable Sellers; and
(xi)    a counterpart of the Trademark Assignment Agreement duly executed by Parent.
Section 2.9    Purchase Price Adjustment.
(a)    No later than three (3) Business Days prior to the Closing Date, Parent will prepare and deliver to Purchaser a closing statement (the “Closing Statement”) setting forth (i) a good-faith estimate of the Adjustment Amount (such estimate, the “Estimated Adjustment Amount”) (ii) a good-faith estimate of the Closing Business Indebtedness (such estimate, the “Estimated Business Indebtedness”), and (iii) a calculation of the Closing Non-Offer Severance Amount (the “Estimated Non-Offer Severance Amount”), in each case together with reasonable supporting detail. The Closing Statement shall be prepared in accordance with the Accounting Principles. In connection with the preparation of the Closing Statement, Sellers shall consult in good faith with Purchaser regarding the amounts and calculations included therein, and make the financial records of the Sellers related to the Business reasonably available to Purchaser in connection therewith and consider in good faith any comments or modifications from Purchaser; provided, that subject to Parent’s compliance with the foregoing, Parent’s determination of any amounts set forth in the Closing Statement shall be determinative solely for purposes of the Closing Statement. The parties hereto acknowledge and agree that Purchaser shall be entitled to rely (without further verification) on the information and calculations (including the calculation of the Closing Purchase Price) set forth on the Closing Statement for purposes of the payments to be made by Purchaser to the Seller Parties and any other Persons to be paid a portion of the Closing Purchase Price at the Closing.
(b)    Within ninety (90) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Parent a statement (the “Post-Closing Statement”), setting forth the Adjustment Amount and the calculation of (i) the Adjustment Amount (including the Closing Working Capital), (ii) the Closing Business Indebtedness, and (iii) the Closing Non-Offer Severance Amount, in each case together with reasonable supporting detail. The Post-Closing Statement shall be prepared in accordance with the Accounting Principles and, with respect to the Closing Working Capital, using the same line items used in the determination of the Target Working Capital.
(c)    Within forty-five (45) days following receipt by Parent of the Post-Closing Statement (including reasonable supporting detail therefor), Parent shall deliver written notice to Purchaser of any dispute Parent has with respect to the preparation or content of the Post-Closing

Statement (the “Dispute Notice”); provided, that if Parent does not deliver any Dispute Notice to Purchaser within such forty-five (45) day period, the Post-Closing Statement will be final, conclusive and binding on all parties hereto. The Dispute Notice shall set forth in reasonable detail the basis for any dispute included therein, the amounts involved and Parent’s determination of the Adjustment Amount, including the Closing Working Capital, the Closing Business Indebtedness, or the Closing Non-Offer Severance Amount (as applicable); provided, that any dispute set forth in the Dispute Notice shall be limited to the determination of the Adjustment Amount, the Closing the Business Indebtedness, or the Closing Non-Offer Severance Amount. Upon receipt by Purchaser of a Dispute Notice, Purchaser and Parent shall negotiate in good faith to resolve any dispute set forth therein.
(d)    If Purchaser and Parent, such good faith effort notwithstanding, fail to resolve any such dispute within fifteen (15) Business Days following receipt by Purchaser of the Dispute Notice (the “Dispute Resolution Period”), then Purchaser and Parent jointly shall engage, as promptly as reasonably practicable following the expiration of the Dispute Resolution Period, an independent nationally-recognized accounting firm (the “Independent Firm”) to resolve any such dispute. If Parent and Purchaser are unable to agree on the Independent Firm (if the firm agreed to is unavailable or conflicted), then each of Parent and Purchaser shall select an independent nationally-recognized accounting firm, and the two firms will mutually select a third independent nationally-recognized accounting firm to serve as the Independent Firm. The Independent Firm shall act as an expert and not an arbitrator. As promptly as practicable, and in any event not more than thirty (30) days following the engagement of the Independent Firm, Purchaser and Parent shall each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of each issue still in dispute to the Independent Firm. Purchaser and Parent shall cause the Independent Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence, make a final determination, binding on the parties hereto, of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice. With respect to each disputed line item, such determination, if not in accordance with the position of either Parent or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Parent or Purchaser, as applicable, in their respective presentations to the Independent Firm described above. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Firm shall be limited to whether any determination of the Adjustment Amount, the Closing Business Indebtedness, or Closing Non-Offer Severance Amount (as applicable) was properly calculated in accordance with the Accounting Principles, and the Independent Firm is not to make any other determination. All fees and expenses relating to the work, if any, to be performed by the Independent Firm shall be allocated between Purchaser and Parent in inverse proportion to the relative amounts of the aggregate of the disputed amounts determined by the Independent Firm to be for the account of Purchaser and Parent, respectively (i.e., so that the prevailing party bears a lesser amount of such costs, fees and expenses). All determinations made by the Independent Firm, and the Post-Closing Statement, as modified by the Independent Firm, will be final, conclusive and binding on the parties hereto absent manifest error.
(e)    For purposes of complying with the terms set forth in this Section 2.9, from and after the Closing, each Seller and Purchaser shall cooperate with and make reasonably available to each other and their respective Representatives all information, records, data and working papers (subject to the execution of customary work paper access letters), in each case, to the extent related to the Purchased Assets, Assumed Liabilities or Business, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Post-Closing Statement and the resolution of any disputes thereunder.
(f)    If the Closing Purchase Price, solely for this purpose calculated by applying (i) the Adjustment Amount (as finally determined pursuant to Section 2.9(b) through Section 2.9(d)) in lieu of the Estimated Adjustment Amount,(ii) the Closing Business Indebtedness (as finally determined pursuant to Section 2.9(b) through Section 2.9(d)) in lieu of the Estimated Business Indebtedness, and (iii) the Closing Non-Offer Severance Amount (as finally determined pursuant to Section 2.9(b) through Section 2.9(d)) in lieu of the Estimated Non-Offer Severance Amount, is less than the Closing Purchase Price actually paid pursuant to Section 2.8(a)(i), then the Purchase Price will be adjusted downward by the amount of such shortfall (the absolute value of such amount, the “Shortfall Amount”), and Purchaser and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver: (A) to Purchaser from the Adjustment Escrow Account an amount equal to the Shortfall Amount in accordance with the Escrow Agreement and (B) to Parent from the Adjustment Escrow Account an amount equal to the remaining balance of the Adjustment Escrow Account; provided, that if the Shortfall Amount is more than the Adjustment Escrow Amount, then simultaneously with the delivery of such joint written instructions, at Purchaser’s election, in its sole discretion, (1) the Seller Parties shall, jointly and severally, pay, or cause to be paid, an amount in cash equal the amount that the Shortfall Amount exceeds the Adjustment Escrow Amount by wire transfer of immediately available U.S. dollars to one or more bank accounts designated in writing by Purchaser and/or (2) Purchaser and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Purchaser from the Indemnification Escrow Account an amount equal to such excess in accordance with the Escrow Agreement. Any such delivery of joint written instructions is to be delivered within five (5) Business Days of the date on which the purchase price adjustment is finally determined pursuant to this Section 2.9.
(g)    If the Closing Purchase Price, solely for this purpose calculated by applying (i) the Adjustment Amount (as finally determined pursuant to Section 2.9(b) through Section 2.9(d)) in lieu of the Estimated Adjustment Amount,(ii) the Closing Business Indebtedness (as finally determined pursuant to Section 2.9(b) through Section 2.9(d)) in lieu of the Estimated Business Indebtedness, and (iii) the Closing Non-Offer Severance Amount (as finally determined pursuant to Section 2.9(b) through Section 2.9(d)) in lieu of the Estimated Non-Offer Severance Amount, is greater than the Closing Purchase Price actually paid pursuant to Section 2.8(a)(i), then the Purchase Price will be adjusted upward by the amount of such excess, and (A) Purchaser shall pay, or cause to be paid, an amount in cash equal to such excess to Parent by wire transfer of immediately available U.S. dollars to one or more bank accounts designated in writing by Parent to Purchaser, and (B) simultaneously therewith, Purchaser and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the entirety of the Adjustment Escrow Account to Parent in accordance with the Escrow Agreement. Any such payment or delivery of joint written instructions is to be made or delivered (as applicable) within five (5) Business Days of the date on which the purchase price adjustment is finally determined pursuant to this Section 2.9.

(h)    If the Closing Purchase Price, solely for this purpose calculated by applying (i) the Adjustment Amount (as finally determined pursuant to Section 2.9(b) through Section 2.9(d)) in lieu of the Estimated Adjustment Amount,(ii) the Closing Business Indebtedness (as finally determined pursuant to Section 2.9(b) through Section 2.9(d)) in lieu of the Estimated Business Indebtedness, and (iii) the Closing Non-Offer Severance Amount (as finally determined pursuant to Section 2.9(b) through Section 2.9(d)) in lieu of the Estimated Non-Offer Severance Amount, is equal to the Closing Purchase Price actually paid pursuant to Section 2.8(a)(i), then Purchaser and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the entirety of the Adjustment Escrow Account to Parent in accordance with the Escrow Agreement, within five (5) Business Days of the date on which the purchase price adjustment is finally determined pursuant to this Section 2.9.
Section 2.10    Purchase Price Allocation. Each Seller and Purchaser agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes among the Purchased Assets (and any other assets that, for Tax purposes, are treated as assets purchased by Purchaser (or its relevant Affiliates) pursuant to this Agreement and any other Transaction Document) in accordance with the methodology set forth in Annex II (the “Purchase Price Allocation Methodology”). No later than sixty (60) days after the date on which the Purchase Price is finally determined pursuant to Section 2.9, Purchaser shall deliver to Parent a proposed allocation of the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes as of the Closing Date among the Purchased Assets (and any other assets that, for Tax purposes, are treated as assets purchased by Purchaser (or its relevant Affiliates) pursuant to this Agreement and any other Transaction Document), determined in a manner consistent with the Purchase Price Allocation Methodology and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (“Purchaser’s Allocation”). If Parent disagrees with Purchaser’s Allocation, Parent may, within thirty (30) days after receipt of Purchaser’s Allocation, deliver a notice (“Parent’s Allocation Notice”) to Purchaser to such effect, specifying those items as to which Parent disagrees and setting forth Parent’s proposed allocation. If Parent’s Allocation Notice is duly delivered, Parent and Purchaser shall, during the twenty (20) days immediately following such delivery, cooperate in good faith to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes. Any dispute with respect to the allocation of the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes following such twenty (20)-day period shall be submitted to an internationally recognized firm of independent public accountants (the “Accounting Expert”) as to which Parent and Purchaser mutually agree whose determination shall be final and binding on all parties hereto (the allocation, as finally determined by the Accounting Expert or by agreement of the Sellers and Purchaser, the “Allocation”). The fees, costs, and expenses of the Accounting Expert shall be borne equally by the Seller Parties, on one hand, and Purchaser, on the other hand. The Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the Purchase Price, any liabilities assumed, and any other amounts treated as consideration for Tax purposes. Each Seller and Purchaser agree (and agree to cause their respective Affiliates) to prepare and file all relevant federal, state, local and foreign Tax Returns in accordance with the Allocation. None of the Seller Parties, Purchaser or any of their respective Affiliates shall take any position inconsistent with the Allocation on any Tax Return, in any Tax Proceeding or for any other Tax purpose, in each case, except to the extent otherwise required as a result of good faith resolution of a Tax audit with a Governmental Entity or other administrative or judicial Tax proceeding or as a result of a change in Tax Law after the date hereof. In the event that the Allocation is disputed by any Governmental Entity, the party hereto receiving notice of such dispute shall promptly notify the other party in writing of such notice and resolution of the dispute.
Section 2.11    Withholding. Notwithstanding anything to the contrary herein, Purchaser and its Affiliates and agents shall be entitled to withhold, or cause to be withheld, from any payment made pursuant to this Agreement such amounts as are required to be withheld under applicable Law, provided, that the Purchaser and the Sellers agree that there shall be no deduction or withholding of any Taxes on any such payments of the Purchase Price to any Sellers if such Sellers comply with their obligations under Section 2.8(b)(vi), except to the extent any such deduction or withholding is required as a result of (i) a change in Tax Law after the date hereof or (ii) any documentation provided under Section 2.8(b)(vi) by such Person becoming invalid after Closing. To the extent any such amounts are so withheld in accordance with the prior sentence and paid over to the proper Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.
Section 2.12    Non-Assignment. This Agreement shall not constitute an agreement to assign, transfer or convey any Purchased Asset if an attempted assignment, transfer or conveyance of such Purchased Asset is (a) prohibited by Law or (b) without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any approval, consent, license, order, waiver or permit by any third party or Governmental Entity (collectively, “Approvals”) would (i) constitute a breach thereof, (ii) be reasonably likely to subject any Seller, Purchaser or any of their respective officers, directors, agents or Affiliates, to civil or criminal liability, or (iii) be reasonably likely to make such assignment or transfer cancellable or voidable, and such Approval is not obtained at or before the Closing. If the Closing occurs and either of the circumstances described in clause (a) or (b) of the preceding sentence exists, then each Seller will cooperate (and will cause its Affiliates to cooperate) with Purchaser in good faith and without further consideration (other than as provided in subclause (B) of this sentence) in any arrangement reasonably acceptable to Purchaser and Parent intended to both (A) provide Purchaser, to the fullest extent practicable, with the benefit of any such Purchased Assets and (B) cause Purchaser to assume the relevant obligations related to such Purchased Assets in accordance with the intent of this Agreement (such as subleasing, sublicensing, or subcontracting to the Purchaser or enforcing for the benefit of the Purchaser all rights against third parties relating to such Purchased Asset). Notwithstanding anything contained herein to the contrary, any assignment, transfer or conveyance to Purchaser of any Purchased Asset that shall require an Approval as described above in this Section 2.12 shall be made subject to such Approval being obtained.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in, or qualified by any matter set forth on, the Seller Disclosure Schedules, each Seller hereby, jointly and severally, represents and warrants to Purchaser as follows:
Section 3.1    Organization and Power.
(a)    Each Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Seller and each of its Affiliates (as applicable) has all requisite power and authority to own, lease and operate the Purchased Assets and to carry on the Business as now being conducted by it. Each Seller and each of its Affiliates (as applicable) is duly qualified to conduct the Business as currently conducted in each jurisdiction in which the character or location of the property owned, leased or operated by it, the location of its employees and other agents or the nature of the Business makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, materially and adversely affect its ability to consummate the Transaction.
(b)    Section 3.1(b) of the Seller Disclosure Schedules sets out a complete and accurate list of each Subsidiary of Parent that owns, leases or operates any Purchased Asset or Assumed Liability or operates the Business, including the type of legal entity and the jurisdiction of organization of each such Subsidiary of Parent.
Section 3.2    Authority. Each Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transaction. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transaction, have been duly authorized and approved by all requisite corporate action, and no other action on such Seller’s or any of its equityholders’ part is necessary to authorize the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the Transaction. This Agreement has been and each of the other Transaction Documents to which each Seller is a party have been duly executed and delivered by such Seller and, assuming the due execution by the other parties hereto and thereto, constitute a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles (collectively, the “Enforceability Exceptions”).
Section 3.3    No Conflict; Required Filings and Consents. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transaction do not and will not (i) violate the provisions of the Organizational Documents of such Seller, (ii) violate any Law, Order or Privacy Requirement to which such Seller is subject or by which its properties, rights or assets are bound, (iii) require such Seller to obtain any consent or approval, or give any notice to, or make any filing with, any Governmental Entity, (iv) except as set forth on Section 3.3(iv) of the Seller Disclosure Schedules, result in a violation or breach of (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, constitute a default under, or require any consent, approval, or notice, of any third party to, any Contract or Permit to which such Seller is a party or by which it is bound, or (v) result in the imposition or creation of any Lien (other than Permitted Liens) upon or with respect to any of the assets, rights or properties of such Seller, except in the case of clauses (ii), (iii), (iv) and (v), where such violation, breach or failure to obtain such consent or approval or to deliver such notice would not be materially adverse to the Business.
Section 3.4    Financial Statements.
(a)    Section 3.4(a) of the Seller Disclosure Schedules sets forth true and complete copies of the following financial statements of the Business (such financial statements, collectively, the “Financial Statements”): (i) the unaudited balance sheet of the Business as of August 23, 2026 (the “Most Recent Balance Sheet” and the date of the Most Recent Balance Sheet, the “Most Recent Balance Sheet Date”) and the related unaudited statement of income for the two (2)-month period then ended; and (ii) the unaudited balance sheet of the Business as of June 29, 2025 and June 28, 2026, and the related unaudited statements of income for the fiscal years then ended.
(b)    Except as set forth on Section 3.4(b)of the Seller Disclosure Schedules, the Financial Statements: (i) were prepared in accordance with GAAP, subject to the carve-out related items set forth on Section 3.4(b) of the Seller Disclosure Schedules; and (iii) fairly present, in all material respects, the assets and liabilities of the Business reflected therein as of the respective dates thereof and the revenues and expenses of the Business reflected therein for the respective periods then ended, in each case on the basis of presentation described on Section 3.4(b) of the Seller Disclosure Schedules, subject to the absence of footnotes and normal recurring year-end adjustments, which adjustments are not materially adverse to the Financial Statements (or the Business), individually or in the aggregate. Purchaser acknowledges and agrees that the Financial Statements are carve-out financial statements and do not purport to reflect the financial position, results of operations or cost structure that would have resulted had the Business operated as a standalone entity during the periods presented.
(c)    Each Seller and each of its Affiliates do not have any Liabilities with respect to the Business of any nature other than those Liabilities (i) that are specifically reflected and adequately reserved against on the face of the Most Recent Balance Sheet, (ii) that were incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date that would not, individually or in the aggregate, reasonably be likely to have a materially adverse effect on Purchaser or the Business, or (iii) that constitute executory obligations pursuant to Contracts disclosed in the Seller Disclosure Schedules; provided, that in the case of the foregoing clauses (ii) and (iii), other than any Liability of the Business resulting from a breach or default of Contract, violation of Law or any Proceeding.
(d)    The books and accounts and other financial records of the Business have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and Liabilities of the Business have been properly recorded therein in all material respects. Neither the Sellers nor any of their respective Affiliates maintain any off-the-books accounts with respect to the Business or the Purchased Assets.
(e)    Since the Most Recent Balance Sheet Date, each Seller and each of its Affiliates has managed its working capital with respect to the Business in the Ordinary Course of

Business and has not taken any actions outside the Ordinary Course of Business to accelerate accounts receivable or defer accounts payable.
(f)    Except as set forth on Section 3.4(f) of the Seller Disclosure Schedules, the Inventory included in the Purchased Assets, including Inventory reflected in the Financial Statements and Inventory acquired thereafter in the Ordinary Course of Business, taken as a whole, consists of a quality and quantity usable or salable in the Ordinary Course of Business, except for excess, obsolete, slow-moving, defective, damaged or otherwise unsalable Inventory that has been written off or written down, or for which adequate reserves have been established, in each case in accordance with the Accounting Principles and reflected in the Financial Statements or Closing Working Capital, as applicable. Except as set forth on Section 3.4(f) of the Seller Disclosure Schedules, no Inventory included in the Purchased Assets is held by any Seller or any of its Affiliates on consignment from a third party.
Section 3.5    Absence of Certain Changes and Events. Except as expressly contemplated by this Agreement, since December 31, 2025, (i) each Seller and each of its applicable Affiliates has operated and maintained the Business and the Purchased Assets in the Ordinary Course of Business and (ii) there has not occurred any Business Material Adverse Effect. Except as expressly contemplated by this Agreement or as set forth on Section 3.5 of the Seller Disclosure Schedules, since the Most Recent Balance Sheet Date, there has not been, with respect to the Business or the Purchased Assets, any:
(a)    (i) increase in the compensation or benefits payable or to become payable to any Business Employee or other individual service provider of the Business with an annual base salary or wage rate above $100,000 other than for merit increases in annual base salary or wage rate in the Ordinary Course of Business; (ii) acceleration in the time of payment or vesting of any compensation, or benefits with respect to any Business Employee or individual service provider of the Business; (iii) adoption, termination or material amendment to any Business Benefit Plan with respect to any Business Employees or individual service providers of the Business; (iv) grant of any transaction, change in control or retention bonus or similar award to any Business Employee or individual service provider of the Business; (v) hiring or termination (other than for cause) of the employment or services of any Business Employee or individual service provider of the Business with an annual base salary or wage rate of $100,000 or above (other than hirings to fill vacancies in the Ordinary Course of Business); or (vi) transfer internally (including in response to a request for transfer by an employee), or material alteration of the duties and responsibilities of, any employee in a manner such that such employee is no longer a Business Employee;
(b)    authorization or commitment to make any capital expenditure that would be an Assumed Liability, unless such capital expenditure is in an amount less than $100,000, included in the Business’s most recent operating budget and capital expenditure plan, or is otherwise paid in full prior to the Effective Time;
(c)    (i) creation, incurring, assumption or guarantee, endorsement, or modifying any indebtedness for borrowed money or otherwise become responsible for the indebtedness of any other Person, (ii) issuing or selling any debt securities or other rights to acquire any debt securities, (iii) assumption, guarantee or endorsement, or otherwise become responsible for, the obligations of any Person, or (iv) making any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any other Person, in each case, that would be an Assumed Liability or a Retained Liability which grants rights against the Purchased Assets;
(d)    adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Business;
(e)    any action with respect to buying, selling, maintaining and otherwise managing Inventory with the intent of increasing or decreasing Inventory in any material respect other than in the Ordinary Course of Business;
(f)    selling, leasing, licensing, transferring, pledging, encumbering, granting, abandoning, allowing to lapse, assigning or disposing of any Purchased Asset (or (x) assets that would otherwise be Purchased Assets at Closing and (y) any Excluded Assets necessary for the operation of the Business) other than (i) the disposition of used, obsolete or excess equipment in the Ordinary Course of Business, (ii) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business, (iii) the incurrence of any Permitted Liens or (iv) sales of inventory in the Ordinary Course of Business;
(g)    (i) termination, assignment, relinquishment of any rights under, granting any waiver or consent under, or amending or modifying, any of the Leases; (ii) (A) failing to pay and perform all obligations owed by any Seller or any of its Affiliates or with respect to the Business under any of the Leases or (B) failing to exercise any rights of renewal with respect to any of the Leases that by its terms would otherwise expire; (iii) exercising any expansion, extension, or renewal option under any of the Leases, or (iv) purchasing any interest in real property;
(h)    terminating, amending, suspending or failing to renew or maintain any Business Permit;
(i)    implementing or announcing any employee layoffs, plant closings, or similar personnel actions that triggered notification obligations under the WARN Act;
(j)    voluntarily recognizing a labor union or similar labor organization as the bargaining representative of any Business Employee or establishing, adopting, entering into, amending or negotiating any collective bargaining agreement or similar labor agreement;
(k)    changing any methods of accounting or accounting practices, policies or procedures affecting the Business or the Financial Statements, other than as required by GAAP or applicable Law;
(l)    (i) settling or compromising any claim for Taxes, (ii) filing any amended Tax Return, (iii) entering into a voluntary disclosure or similar agreement or otherwise voluntarily disclosing information to a Governmental Entity with respect to Taxes, or (iv) request of any ruling or tax incentive from a Governmental Entity with respect to Taxes;
(m)    commencement or settlement of any Proceeding principally affecting the Business, other than if the loss resulting from such settlement does not impose any obligations on the Business other than solely the payment of cash in an amount less than $25,000 or, together with all settlements after the date hereof, or less than $100,000 in the aggregate;
(n)    any material acquisition (whether through merger, consolidation, consolidation, stock or asset purchase or otherwise) of any assets or businesses;
(o)    entering into any Contract relating to the Business for the (i) purchasing or (ii) leasing (as lessee) of real property providing for a purchase price or annual payments in excess of $100,000;
(p)    except in the Ordinary Course of Business, (i) amendment, modification, failure to renew or termination (prior to the end of its term and other than in respect of a breach by a counterparty thereto) of any Material Contract or (ii) entering into any Contract that would have been a Material Contract if entered into prior to the date hereof;
(q)    entering into any Contract that limits or otherwise restricts (explicitly or effectively) in any material respect the conduct of the Business or that could, after the Closing Date, limit or restrict in any material respect the Business, Purchaser or any of its Affiliates, from engaging or competing in any line of business or with any Person or in any geographic area or during any period of time;
(r)    making any material adverse change to any public or posted privacy policies and practices applicable to the Business or the operation or security of any IT Assets, other than as required by applicable Law;
(s)    making any capital contributions to or investments in any Person;
(t)    (i) delaying or postponing any payment of accounts payable or other payables or expenses (including any payment for bonuses to employees or associates, such as sign on, referral, relocation or other similar bonuses) from the date such payment would have been made in the Ordinary Course of Business, (ii) accelerating or delaying the collection of receivables in advance of or beyond the date when the same would have been collected in the Ordinary Course of Business or when otherwise due, or (iii) conducting cash management customs and practices and any other movement of cash or cash equivalents other than in the Ordinary Course of Business;
(u)    entering into or materially modifying in any respect any transactions with a Related Party, other than in the Ordinary Course of Business; or
(v)    authorizing any of, or committing or agreeing to do any of the foregoing, whether in writing or otherwise.
Section 3.6    Sufficiency of Assets; Title. Except as set forth on Section 3.6(i) of the Seller Disclosure Schedules, the Purchased Assets, (a) together with the rights granted and services provided to the Business pursuant to the Transaction Documents, and (b) assuming all Approvals set forth on Section 3.3(iv) of the Seller Disclosure Schedules have been obtained or transferred, (i) constitute all of the rights, properties, and assets (including Intellectual Property and IT Assets) necessary for, used or held for use in the conduct of, and are sufficient, in all material respects, for the continuation of the Business immediately following the Closing in substantially the same manner conducted by the Seller Parties and their Affiliates as of the date hereof and during the twelve (12) months preceding the date hereof and (ii) will be sold, transferred, conveyed, delivered or assigned by the Seller Parties and their Affiliates, and will be acquired by Purchaser, along with (A) good, valid, and marketable title with respect to the owned Purchased Assets, and (B) the right to use the leased or licensed Purchased Assets (including Licensed Intellectual Property), in the case of each of clause (A) and (B), free and clear of all Liens.
Section 3.7    Compliance With Laws; Permits.
(a)    Each Seller and each of its Affiliates is, and has been for the past five (5) years, in compliance in all material respects with all Laws, Orders and Privacy Requirements to which the Business or the Purchased Assets are or were subject. For the past five (5) years, none of the Sellers nor any of their respective Affiliates has received any written or, to Seller’s Knowledge, oral notice of any actual, alleged or potential violations of, failure to comply with, or liability under, any Law or Privacy Requirement applicable to the conduct of the Business or the Purchased Assets.
(b)    The Sellers and their Affiliates are in possession of all Permits required for the operation of the Business (the “Business Permits”). Section 3.7(b) of the Seller Disclosure Schedules sets forth a complete list of all Business Permits. The Business Permits are valid and in full force and effect. Each Seller and each applicable Affiliate of such Seller (i) has been in material compliance with all Business Permits and (ii) has not received any written or, to Seller’s Knowledge, oral notice (x) of any actual or threatened cancellation, suspension, revocation, invalidation or non-renewal of any Business Permit or (y) that it is in violation of any of the terms or conditions of any Business Permit in any material respect. True and complete copies of all Business Permits have been made available to the Purchaser.
(c)    Other than the Business Permits, the Business is not operating under any written or oral, formal or informal agreement or understanding with any Governmental Entity which restricts the conduct of its business or requires it to take or refrain from taking any action.
Section 3.8    Litigation. Except as set forth on Section 3.8 of the Seller Disclosure Schedules, there is no, and for the past five (5) years there have been no, Proceeding pending or, to Seller’s Knowledge, threatened against, or otherwise involving, any Seller or any of its Affiliates with respect to the Business or the Purchased Assets. Each Seller and each of its Affiliates and its and their respective assets or businesses, or any predecessors thereof, are not, and for the past five (5) years have not been, a party or subject to any Order Relating to the Business or related to the Purchased Assets.
Section 3.9    Real Property; Personal Property.
(a)    Each Seller and each of its Affiliates does not own, and has never owned, in fee any real property in connection with the Business.
(b)    Section 3.9(b) of the Seller Disclosure Schedules sets forth a list of all real property leased or subleased by any Seller or any of its Affiliates as tenant or lessee in connection with the Business as currently conducted (the “Leased Real Property”) and all of the leases and other agreements pursuant to which any Seller or any of its Affiliates uses or occupies the Leased Real Property in connection with the Business (together with all schedules, exhibits, addenda, amendments, modifications, consents, notices and other similar documents or agreements, the “Leases”), including the identification of the lessee and lessor thereunder. None of the Sellers has received any written notice from any lessor of such Leased Real Property of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property or result in, the acceleration, termination, modification or cancellation of any obligation or result in the loss of any benefit under such Lease. There are no written or oral subleases, concessions or other Contracts granting to any Person other than a Seller the right to use or occupy any Leased Real Property and no Person other than a Seller is in occupancy thereof. To the Knowledge of the Seller all buildings, structures, improvements, and fixtures located on or serving the Leased Real Property, including all mechanical, electrical and other systems, have been maintained in accordance with normal industry practice, are in good operating condition and repair, and are suitable for the purposes for which they are currently used, except as would not reasonably be expected as is not, and would not reasonably be expected to be, material to the operation of the Business.
Section 3.10    Environmental Matters. With respect to the Business and the Purchased Assets:
(a)    each Seller and each of its Affiliates is and has at all times been, in compliance in all material respects with all Environmental Laws.
(b)    Without limiting the generality of the foregoing, Seller and each of its Affiliates has obtained, and is and at all times has been in compliance in all material respects with, all Permits that may be required pursuant to Environmental Laws for the occupation of the Leased Real Property and the operation of the Business, and all such Permits may be relied upon by Purchaser for the lawful operations of the Business and the Leased Real Property on and after the Closing without transfer, reissuance or other action by Governmental Entities; Section 3.10(b) of the Seller Disclosure Schedules sets forth a complete list of all such Permits.
(c)    No Seller nor any of its Affiliates has received any written or, to Seller’s Knowledge, oral notice, report or other information regarding any actual or alleged material violation of, or Liability under, Environmental Laws.
(d)    No Seller nor any of its Affiliates has treated, stored, disposed of, arranged for the disposal of, transported, handled or released, owned or operated any property or facility contaminated by, or exposed any Person to, any Hazardous Material so as to give rise to any material Liability pursuant to any Environmental Law.
(e)    No Seller nor any of its Affiliates has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to any material Liability of any other Person relating to Environmental Laws or Hazardous Materials.
(f)    Parent has furnished to Purchaser all environmental, health and safety assessments, audits, reports and other material documents in its possession or control relating to the Purchased Assets or the Business (including any current or former facilities, properties, products or operations thereof).
Section 3.11    Tax Matters.
(a)    Each Seller and each of its Affiliates has timely filed (or has had timely filed on its behalf) all Tax Returns required to be filed by or with respect to the Purchased Assets, Assumed Liabilities or the Business (including in its capacity as a withholding agent) and has timely paid, or caused to be timely paid, all Taxes with respect to the Purchased Assets, Assumed Liabilities or the Business (including in its capacity as a withholding agent), whether or not shown due on any Tax Return, due and owing by or with respect to it to the proper Governmental Entity. All such Tax Returns are true, correct and complete in all material respect. All deficiencies asserted or assessments for Taxes by any Governmental Entity with respect to the Purchased Assets, Assumed Liabilities or the Business have been timely paid in full.
(b)    There are no audits, disputes, claims, examinations, investigations or other action or administrative or judicial proceeding of any Seller or any of its Affiliates by any Governmental Entity with respect to Taxes of the Purchased Assets, Assumed Liabilities or the Business in progress. No Seller nor any of its Affiliates has entered into any Closing Agreement as defined in Section 7121 of the Code or any similar agreement under applicable state or local Law with any Governmental Entity that is still in effect.
(c)    No Seller nor any of its Affiliates is a party to or bound by, nor has any obligation under, any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar Contract or any other obligation to indemnify any other Person with respect to Taxes in connection with the Purchased Assets, Assumed Liabilities or the Business that will be in effect after the Closing, other than Commercial Tax Obligations.
(d)    There are no Liens (other than Permitted Liens) with respect to Taxes on any of the Purchased Assets.
(e)    With respect to the Business, since January 1, 2022, no written claim has been made by a Governmental Entity in a jurisdiction where any Seller or any of its Affiliates does not file a specific type of Tax Return contending or declaring that any Seller or any of its Affiliates is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction which claim has not been resolved in full and no Seller is aware of any such written claim made prior to January 1, 2022 that has not been resolved in full.
(f)    With respect to the Purchased Assets, Assumed Liabilities or the Business, no Seller nor any of its Affiliates (i) is subject to any private letter ruling of the IRS or comparable rulings of any other Governmental Entity that relates to any taxable period for which the statute of limitations has not yet expired, (ii) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter, (iii) has ever been a member of an affiliated group filing a consolidated, joint, unitary or combined Tax Return for which the statute of limitations has not yet expired, (iv) has Liability for any Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than a Commercial Tax Obligation), or otherwise by operation of law, and (v) has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(g)    With respect to the Purchased Assets, Assumed Liabilities or the Business, no Seller nor any of its Affiliates has (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been timely filed, or (ii) waived any statute of limitations in respect of its Taxes, in each case, which extension or waiver is currently in effect.
(h)    With respect to the Business, Seller and its Affiliates have collected all material sales and use Taxes required to be collected, and have remitted on a timely basis, such amounts to the appropriate taxing authority, or have been furnished all applicable properly completed sales and use Tax exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.
(i)    None of the Purchased Assets is tax exempt use property within the meaning of Section 168(h) of the Code.
Notwithstanding anything to the contrary in this Agreement, (a) the representations and warranties in this Section 3.11, except for the representations and warranties in Section 3.11(i), shall be limited to Taxes attributable to taxable periods (or portions thereof) ending on or prior to the Closing Date and shall not be used as a basis for any indemnification or other claim related to any Taxes attributable to any taxable period (or portion thereof) beginning after the Closing Date and (b) no representation or warranty in this Section 3.11 shall be used as the basis for any indemnification or other claim related to any Buyer Closing Date Tax.
Section 3.12    Material Contracts.
(a)    Section 3.12(a) of the Seller Disclosure Schedules sets forth a list of all of the following Contracts to which any Seller or any of its Affiliates is a party, or by which any Seller or any of its Affiliates is bound, Relating to the Business (any Contract required to be disclosed on Section 3.12(a) of the Seller Disclosure Schedules, a “Material Contract”):
(i)    any Contract with any (A) Material Customer or (B) Material Supplier/Vendor;
(ii)    any Contract (A) containing a covenant limiting or restricting the Business in any material respect, including restrictions or limitations on the right of the Business or any Seller, any of its Affiliates, or any of its or their officers or directors to engage in any line of business, to compete with any Person, to do business in any location or in any particular manner, to make, sell or distribute any particular product or service, or to hire or solicit any Person for employment or other business relationship, (B) containing a most favored nation, favored customer, or similar provision or (C) containing a “key man” provision, requirement or similar provision or otherwise provide a Person with any rights in the event that a particular Person ceases to provide services under such Contract or remain employed or engaged by any Seller or any of its Affiliates, or (D) providing for service level guarantee payments or similar contingent payments;

(iii)    any Contract for the sale of any of the Purchased Assets or for the grant to any Person of any preferential rights, such as a right of first refusal, to purchase any Purchased Assets, in each case, other than in the Ordinary Course of Business;
(iv)    any Contract regarding joint ventures, strategic alliances, collaboration, partnerships, or similar arrangement involving sharing of profits, losses, costs, Taxes, or other Liabilities with any other Person;
(v)    any Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Seller or any of its Affiliates of any operating business, material assets or the capital stock of any other Person;
(vi)    any Contract relating to the incurrence, assumption or guarantee of any Business Indebtedness or imposing a Lien (other than Permitted Liens) on any of the Purchased Assets;
(vii)    any Contract providing for the payment of any amount to any Person solely as a result of (including upon the satisfaction of any other condition or conditions or upon the passage of time) the consummation of the transactions contemplated hereby and/or by the Transaction Documents;
(viii)    any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $100,000 in the aggregate;
(ix)    any settlement Contract or release, compromise or waiver of any material rights, claims, obligations, duties or liabilities based upon, resulting from or related to any Proceeding or claim asserted by any Person (including any Governmental Entity);
(x)    any sales agency, sales representation, distributorship, dealer, broker, franchise or similar Contract;
(xi)    any Contract under which any Seller or any of its Affiliates (A) grants to any Person any license or other rights under or with respect to any Business Intellectual Property or Business IT Assets, or (B) is granted by any Person any license or other rights under or with respect to any Intellectual Property or IT Assets of a third party with respect to the Business (the “Licensed Intellectual Property”) (other than non-exclusive licenses for Off-the-Shelf Software with fees that do not exceed $25,000 in any one-year period or licenses to Open Source Software);
(xii)    any Contract that limits any Seller’s or any of its Affiliates’ rights to use, license, assign, enforce, register or otherwise exploit the Business Intellectual Property, including co-existence agreements, settlement agreements and covenants not to sue;
(xiii)    any Contract the primary purpose of which is the processing, purchase or sale of Personal Information;
(xiv)    any Contract required to be disclosed on Section 3.17 of the Seller Disclosure Schedules;

(xv)    any Contract with a Governmental Entity and/or any university, college or other educational institution or research center (or any student, contractor or employee thereof);
(xvi)    any Lease; and
(xvii)    any labor or collective bargaining Contract with any Labor Union representing Business Employees.
(b)    (i) No Seller nor any of its Affiliates has received any written or, to Seller’s Knowledge, oral notice of any material default or event that (with due notice or lapse of time or both) would constitute a material default by any Seller or any of its Affiliates under any Material Contract, (ii) each Material Contract is a legal, valid and binding obligation of a Seller or one of its Affiliates, and is in full force and effect (except to the extent subject to, and limited by, the Enforceability Exceptions), (iii) to Seller’s Knowledge, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any Material Contract, and (iv) other than in the Ordinary Course of Business, no Material Customer or Material Vendor (or counterparty to any Lease) party to any Material Contract has exercised or, to Seller’s Knowledge, threatened to exercise any termination rights (or provided written notice of intent not to renew) with respect to any such Material Contract. Each Seller and each of its Affiliates has in all material respects performed all obligations required to be performed by it to date under each Material Contract and no Seller nor any of its Affiliates is in material default or material breach of any Material Contract (with due notice or lapse of time or both). Parent has made available to the Purchaser true, correct and complete copies of each of the Material Contracts, together with all amendments, modifications or supplements thereto or, in the case of an oral Material Contract, a true, correct and complete description of such Material Contract.
Section 3.13    Employment and Labor Matters.
(a)    Section 3.13(a) of the Seller Disclosure Schedules sets forth a correct and complete list as of September 24, 2026 of each current Business Employee and with respect to each such Business Employee, such Business Employee’s (i) name or employee ID number, (ii) employing entity, (iii) position/title, (iv) primary work location, (v) date of hire, (vi) current annual/weekly/hourly rate of pay as of the date hereof, (vii) bonus or commission opportunities for the current calendar year, (viii) status as exempt or nonexempt under the Fair Labor Standards Act (“FLSA”), and (ix) status as full or part-time and active or on leave (including type of leave, if any).
(b)    In the past three (3) years, (i) each individual who renders services to the Business who is classified by any Seller or any of its Affiliates as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and tax reporting) is properly so classified in all material respects, (ii) each Business Employee who is classified as exempt or non-exempt under the FLSA or similar state or local Law is properly so classified in all material respects and (iii) with respect to the Business, any Seller and any of its Affiliates have been in compliance in all material respects with the requirements of the Immigration Reform and Control Act of 1986 and the obligations to complete and maintain Form I-9s to the extent required by applicable Law.

(c)    No Seller nor any of its Affiliates is, nor has ever been, a party to any collective bargaining agreement or other Contract with a labor union or other labor organization (each a “Labor Union”) with respect to the Business, and no Business Employee is represented by any Labor Union with respect to such Business Employee’s employment with any Seller or any of its Affiliates. There are, and in the past three (3) years there have been, no union organization activities, lockouts, strikes, slowdowns, work stoppages, picketing, hand billing, unfair labor practices charges, material grievances or arbitrations or other material labor disputes pending or, to Seller’s Knowledge, threatened involving any Business Employee.
(d)    With respect to the Business, there are, and in the past three (3) years there has been, no Proceedings against any Seller or any of its Affiliates pending or, to Seller’s Knowledge, threatened with any Governmental Entity, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ any individual by any Seller or any of its Affiliates.
(e)    With respect to the Business, each Seller and each of its Affiliates is, and in the past three (3) years has been, in compliance in all material respects with all Laws relating to the employment of labor, including all Laws relating to the terms and conditions of employment, health and safety, wages and hours, immigration, employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, affirmative action and unemployment insurance, automated employment decision tools and other artificial intelligence.
(f)    In the past three (3) years, no Seller nor any of its Affiliates has implemented any mass layoff, plant closing or other action with respect to the Business that triggered the notice requirements of the WARN Act, and no Seller nor any of its Affiliates is delinquent for any liability pursuant to the WARN Act with respect to the Business.
(g)    In the past three (3) years, there have been no material complaints of sexual harassment against any current or former Business Employee. No Seller nor any of its Affiliates reasonably anticipates material liabilities arising out of any such allegations and, to Seller’s Knowledge, there are no such allegations of harassment that if known to the public, would reasonably be expected to bring the Business into material disrepute.
(h)    To Seller’s Knowledge, no Business Employee who is an officer or management-level employee: (i) has provided written notice to terminate his or her employment with any Seller or any of its Affiliates prior to the one year anniversary of the date hereof, or (ii) is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, fiduciary duty, noncompetition agreement or similar restrictive covenant obligation owed to: (A) any Seller or any of its Affiliates; or (B) any third party with respect to such Person’s right to be employed as an employee of any Seller or any of its Affiliates.
Section 3.14    Employee Benefits.
(a)    Section 3.14(a) of the Seller Disclosure Schedules contains a true and complete list of each material Business Benefit Plan. Seller has made available to the Purchaser true and complete copies of (i) each material Business Benefit Plan, including any amendments thereto (or, with respect to any unwritten material Business Benefit Plan, a written description of the material terms thereof) and (ii) to the extent applicable, (A) the most recent annual report on Form 5500 filed and all schedules thereto filed with respect to such Business Benefit Plan, (B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Business Benefit Plan, (C) the most recent IRS opinion or favorable determination letter issued with respect to such Business Benefit Plan, (D) the most recent summary plan description and any summaries of material modification, if any, required under ERISA with respect to such Business Benefit Plan, and (E) any material non-routine correspondence from any Governmental Entity related to such Business Benefit Plan.
(b)    (i) Each Business Benefit Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Business Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion letter issued by the IRS, and to Seller’s Knowledge there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Business Benefit Plan provides for, and neither any Seller nor any of its Affiliates has any liability or obligation with respect to, the provision of medical or other welfare benefits with respect to current or former Business Employees or other individual service providers who provide services to the Business beyond their retirement or other termination of service, other than coverage mandated by applicable Law; and (iv) there are no pending or, to Seller’s Knowledge, threatened claims or Proceedings (other than routine claims for benefits in accordance with the terms of the Business Benefit Plans) by, on behalf of, with respect to or against any of the Business Benefit Plans or any trusts related thereto.
(c)    Within the past six (6) years, no Seller nor any of its ERISA Affiliates has sponsored, maintained, contributed to, or been required to contribute to (i) any defined benefit plans within the meaning of Section 3(35) of ERISA, (ii) any Multiemployer Plan, or (iii) any multiple-employer plan, as defined in Section 413(c) of the Code, and neither any Seller nor any of its ERISA Affiliates has had, or would reasonably be expected to have, any liability (including contingent liability) with respect to Title IV of ERISA. No Seller nor any of its Affiliates has sponsored, maintained, contributed to, or been required to contribute to any multiple employer welfare arrangement, within the meaning of Section 3(40) of ERISA.
(d)    Neither the execution and delivery of this Agreement nor the consummation of the Transaction will (alone or in combination with any other event(s)) (i) entitle any current or former Business Employee or individual service provider of the Business to any compensation under any Business Benefit Plan or otherwise, including any transaction, retention, or change in control bonus or any severance or termination pay, (ii) accelerate the time of payment or vesting, result in any forgiveness of indebtedness, lapse of restrictions or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any Business Benefit Plan or otherwise, (iii) limit or restrict the right to amend, terminate or transfer the assets of any Business Benefit Plan or (iv) result in any amount paid or payable that would be an “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former Business Employee or other individual service provider of the Business.

Section 3.15    Intellectual Property; Data Privacy and Data Security.
(a)    Section 3.15(a) of the Seller Disclosure Schedules sets forth a correct and complete list of all (i) registrations and pending applications for registration for all Business Intellectual Property and (ii) all material unregistered Trademarks included in the Business Intellectual Property and all material Proprietary Software Products.
(b)    Each item of Business Intellectual Property required to be listed on Section 3.15(a) of the Seller Disclosure Schedules is subsisting and, to Seller’s Knowledge, valid and enforceable. Each Seller or an Affiliate of such Seller (i) is the sole and exclusive owner of the Business Intellectual Property and all right, title and interest in and to same, and (ii) has a valid and enforceable right to use all Intellectual Property necessary for or used in the conduct of the Business as currently conducted.
(c)    In the past three (3) years, there have been no Proceedings pending, or threatened in writing, (x) alleging that any Seller or any of its Affiliates has infringed, misappropriated or otherwise violated any Intellectual Property of any Person in connection with the conduct and operations of the Business or (y) challenging the, sole, unencumbered ownership, use, validity, registrability or enforceability of any Business Intellectual Property. The use and practice of the Business Intellectual Property and the conduct and operations of the Business does not materially infringe upon, misappropriate, or otherwise violate, and has not, in the past three (3) years, materially infringed upon, misappropriated, or otherwise violated, the Intellectual Property of any Person. To Seller’s Knowledge, no Person is infringing upon, misappropriating or otherwise violating any Business Intellectual Property.
(d)    Each Seller and each of its Affiliates has taken commercially reasonable measures to preserve and maintain the secrecy, confidentiality and value of the Trade Secrets relating to the Business or, to Seller’s Knowledge, disclosed to such Seller or its Affiliates under obligations of confidentiality. No Trade Secrets relating to the Business have been authorized to be disclosed or has been actually disclosed to or accessed by any Person other than pursuant to a valid, enforceable and commercially reasonable written confidentiality agreement.
(e)    Each Seller or an Affiliate of such Seller has entered into valid and enforceable agreements with all Persons who have created, developed or invented any Business Intellectual Property in whole or in part, and either alone or jointly with others, that presently, adequately and irrevocably assigned in writing to Seller all of such Person’s rights, title, and interest therein (to the extent such rights did not otherwise vest with Seller under applicable Law).
(f)    No Proprietary Software Products are subject to any Open Source Software license in a manner or relation that requires any source code of any such Proprietary Software Products to be licensed, disclosed, publicly distributed or otherwise made available to a third party, or that otherwise imposes any obligation or restriction on the use, modification, or distribution of any such Proprietary Software Products. None of the Sellers nor their Affiliates have disclosed, provided or made available to any Person, including an escrow agent (and no Person has possession of, or any current or contingent right to access or possess) any source code for any Proprietary Software Products, other than to employees, or independent consultants and contractors of the Sellers or their Affiliates to the extent necessary to perform services for the

Business and pursuant to valid, enforceable and commercially reasonable written confidentiality agreements entered into with the Sellers or their Affiliates
(g)    At all times in the past three (3) years, (i) each Seller and each of its Affiliates is, and has been, in compliance in all material respects with all Privacy Requirements applicable to Seller and its Affiliates with respect to the Business, (ii) Seller and its Affiliates have established, implemented, and maintained an enterprise-level written information security program and taken commercially reasonable measures to protect the security, performance, confidentiality, integrity and continuous operation of all IT Assets (and all information, including Trade Secrets and Personal Information, that is processed by or otherwise subject to the control of such Seller or such Affiliates in connection with the conduct and operation of the Business), (iii) there have not been any failures, breakdowns or other substandard performance affecting the IT Assets that have caused any material disruption or impairment relating to the operation of the Business or any breaches, unauthorized access to or use, processing, disclosure or transmission of, or other cybersecurity incident impacting the IT Assets (or any information, including Trade Secrets and Personal Information, that is processed by or otherwise subject to the control of Seller in connection with the conduct and operation of the Business) which required notifying any third party under any applicable Privacy Requirement or involved any material cost or liability or any payments to any third party in connection with any ransomware or similar cybersecurity incidents, and (iv) there have been no Proceedings pending, or threatened in writing, against such Seller or any of its Affiliates with respect to the Business relating to any actual or alleged noncompliance with any Privacy Requirement. Each Seller contractually requires all vendors that store, distribute, use, process or transmit Personal Information for or on behalf of such Seller or any of its Affiliates in connection with the Business to use commercially reasonable administrative, technical, and physical safeguards to protect the confidentiality, privacy and security of such Personal Information.
(h)    The Seller Parties or an Affiliate of the Seller Parties own or have a valid right to access and use the IT Assets. The IT Assets (i) operate in accordance with their documentation, specifications and intended purpose, and (ii) are free of all material viruses, defects, malware or other corruptants.
Section 3.16    Brokers and Finders. No Seller nor any of its Affiliates has, directly or indirectly, entered into any agreement with any Person that would obligate such Seller or such Affiliates to pay any commission, brokerage fee or “finder’s fee” in connection with the Transaction.
Section 3.17    Related Party Arrangements. (a) No director, officer or Affiliate of any Seller or, (b) to Seller’s Knowledge, any immediate family member of any such foregoing Person in clause (a) or (c) solely with respect to clauses (i), (ii) and (iv) below, any employee of any Seller with the title of “Senior Vice President” or above (each such Person in clauses (a), (b) and (c), a “Related Party”), (i) is party to any material Contract Relating to the Business or relating to or binding the Purchased Assets, (ii) has purchased, acquired or leased any material property, rights or services from, or sold, transferred or leased any material property, rights or services to any Seller or any of its Affiliates that would have an adverse effect on the Business or the Purchased Assets, (iii) owns any equity interest in any Material Customer or Material Supplier/Vendor, or (iv) received any material financial or other material benefits from any Seller or any of its Affiliates that were adverse to the interests of the Business or the Purchased

Assets other than the payment, in the ordinary course of business, of compensation for services as an employee or director rendered to Parent or any of its Subsidiaries. The Contracts and other arrangements contemplated by this Section 3.17 are referred to as the “Related Party Arrangements”.
Section 3.18    Certain Payments; Anti-Corruption.
(a)    Each Seller and its directors, members, managers, officers, employees, Affiliates, agents, representatives, business partners and any other Persons acting on its behalf (each, a “Subject Party”) is, and has for the past three years been, in compliance with all applicable Anti-Corruption Laws with respect to the Business. No Subject Party has, directly or indirectly, (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, for the purpose of obtaining or retaining business, securing an improper advantage or otherwise obtaining favorable treatment for Seller, (ii) paid, offered or promised to pay, or authorized payment of, any monies or any other thing of value to any Government Official for the purpose of unlawfully (A) influencing any act or decision of such Government Official, (B) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, (C) securing an improper advantage, or (D) inducing such Government Official to influence or affect any act or decision of such Governmental Entity, in each case, to assist in obtaining or retaining business for or with any Person, or directing business to any Person, or (iii) established or maintained any fund or asset with respect to Seller that has not been recorded in the books and records of Seller.
(b)    As it specifically relates to its business relationship(s) with any Subject Party, there has been no (i) violation or potential violation by a Subject Party of any Anti-Corruption Law, (ii) investigation, formal or informal, for any violation or potential violation by a Subject Party of any Anti-Corruption Law, or (iii) charge or finding by a Governmental Entity for any violation or potential violation by a Subject Party of any Anti-Corruption Law.
Section 3.19    Sanctions and Export Controls. No Seller nor any Subject Party (A) is a Sanctioned Person; (B) has, since April 24, 2019, engaged in any transaction or dealing with or for the benefit of any Sanctioned Person; (C) has, since April 24, 2019, engaged in any transaction or dealing in or with any Sanctioned Country; or (D) has, since April 24, 2019, otherwise violated applicable Sanctions.
Section 3.20    Business Relationships. Section 3.20 of the Seller Disclosure Schedules sets forth a list of all Material Customers and Material Suppliers/Vendors. No Material Customer or Material Supplier/Vendor has adversely modified in any material respect or materially decreased or ceased its commercial relationship with the Business, any Seller or any of its Affiliates (or notified any Seller or any of its Affiliates in writing or, to Seller’s Knowledge, orally that it intends to do any of the foregoing).
Section 3.21    No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III OR ANY CERTIFICATE DELIVERED IN CONNECTION HEREWITH, NONE OF THE SELLERS ARE MAKING, NOR SHALL ANY OF THE SELLERS BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth in, or qualified by any matter set forth on, the Purchaser Disclosure Schedules, Purchaser hereby represents and warrants to the Seller Parties as follows:
Section 4.1    Organization and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Purchaser has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted by it, except where such failure would not materially and adversely affect its ability to consummate the Transaction. Purchaser is duly qualified to conduct its business as currently conducted in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, materially and adversely affect its ability to consummate the Transaction.
Section 4.2    Authority. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transaction. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transaction, have been duly authorized and approved by its board of managers and, to the extent required, equity holders, and no other action on the part of Purchaser or its equity holders is necessary to authorize the execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transaction. This Agreement and the other Transaction Documents to which Purchaser is a party have been duly executed and delivered by it and, assuming the due execution by the other parties hereto and thereto, constitute a valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.
Section 4.3    No Conflict: Required Filings and Consents. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transaction does not and will not (i) violate the provisions of its Organizational Documents, (ii) violate any Law or Order to which it is subject or by which any of its properties or assets is bound, (iii) require it to obtain any consent or approval, or give any notice to, or make any filing with, any Governmental Entity on or prior to the date hereof, (iv) result in a material violation or breach of (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of any third party to, any Contract or Permit to which it is a party or by which it is bound, or (v) result in the imposition or creation of any Lien (other than Permitted Liens) upon or with respect to any of its assets or properties; except in the case of clauses (ii), (iii), (iv) and (v), where such violation, breach or failure to obtain such consent or approval or to deliver such notice would not be reasonably expected to, individually or in the aggregate, materially and adversely affect its ability to consummate the Transaction.

Section 4.4    Litigation. There are no Proceedings pending against, or threatened against, Purchaser that would materially and adversely affect its ability to consummate the Transaction.
Section 4.5    Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transaction based on any agreement made by or on behalf of Purchaser.
Section 4.6    Sufficiency of Funds. On the Closing Date, Purchaser will have funds sufficient to satisfy Purchaser’s obligations under this Agreement (including the obligations under Section 2.8(a)), to pay other amounts required to be paid by Purchaser under this Agreement in connection with the consummation of the Transaction.
Section 4.7    Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transaction, Purchaser has relied solely upon its own investigation and the express representations and warranties of the Sellers set forth in Article III of this Agreement (including related portions of the Seller Disclosure Schedules) and any certificate delivered in connection herewith or therewith; and (b) neither the Sellers nor any other Person have made any representation or warranty as to the Sellers, the Purchased Assets or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Seller Disclosure Schedules) and any certificate delivered in connection herewith or therewith.
Section 4.8    No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV OR ANY CERTIFICATE DELIVERED IN CONNECTION HEREWITH, PURCHASER IS NOT MAKING, NOR SHALL PURCHASER BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY.
ARTICLE V
COVENANTS PENDING THE CLOSING
Each Seller and Purchaser hereby covenant and agree that after the date hereof until the earlier of the Closing and the valid termination of this Agreement (except as otherwise provided below) and except as otherwise agreed to in writing by the other parties hereto:
Section 5.1    Access to Premises and Information.
(a)    From the date hereof to the earlier of the Closing and the valid termination of this Agreement in accordance with Article XI, each Seller and each of its Affiliates (as applicable) shall give to, or cause to be made available for, Purchaser and its Representatives reasonable access and the right, upon reasonable prior notice and in such a manner that does not unreasonably disrupt such Seller’s or its such Affiliates’ businesses, to inspect during normal business hours and have access to all the properties, personnel, documents, Assigned Contracts, and Business Records of such Seller and its such Affiliates Relating to the Business (or otherwise relating to the Acquired Assets or the Assumed Liabilities) as Purchaser may reasonably request; provided that Purchaser shall maintain the confidentiality of any disclosed information to the extent set forth in the Confidentiality Agreement, and no Seller shall be required to provide access to matters that, in Seller’s reasonable discretion, would, if disclosed (i) result in the loss of attorney-client privilege or other similar legal privilege of any Seller or any of its Affiliates, (ii) result in or constitute a violation of applicable Law, or (iii) cause significant competitive harm to the Business if the transactions contemplated hereby are not consummated; provided, however, that any such access shall be conducted at the Purchaser’s expense and Seller shall (A) promptly notify Purchaser if any information is withheld by reason of the foregoing exceptions in clauses (i), (ii) and (iii) and (B) use commercially reasonable best efforts to permit the sharing of any information so withheld in a manner consistent with any applicable obligation, Law, duty or preservation of such privilege. If such access is restricted due to a term in an Assigned Contract, such Seller shall use its commercially reasonable efforts to secure consent from the other party to such Assigned Contract to provide such access.
(b)    During the period from the date hereof until the earlier of the Closing and the valid termination of this Agreement in accordance with Article XI, except as otherwise contemplated by this Agreement (including with respect to Purchaser’s obligations pursuant to Section 8.4), Purchaser will not communicate with the Non-Management Employees or any known suppliers and customers of the Business regarding this Agreement and the Transaction without first obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned, or delayed and may require that the communication be undertaken jointly with Parent; provided, however, that, for the avoidance of doubt, nothing herein shall prohibit Purchaser or any of its employees, agents, representatives or Affiliates from making communications in the Ordinary Course of Business or unrelated to this Agreement, the Transaction or the Business.
Section 5.2    Conduct of Business. Following the date of this Agreement and prior to the earlier of the Closing or the valid termination of this Agreement pursuant to Article XI, except as expressly required by this Agreement, as set forth on Section 5.2 of the Seller Disclosure Schedules, or with the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), (x) each Seller shall (and shall cause its Subsidiaries and Affiliates to) (1) operate the Business in the Ordinary Course of Business and (2) to the extent consistent with clause (1), use its commercially reasonable efforts to preserve the Business substantially intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors and employees; and (y) no Seller shall (and shall cause its Subsidiaries and Affiliates not to) (in each case, solely to the extent relating to the Business):
(a)    Except to the extent required by applicable Law or any Business Benefit Plan set forth on Section 3.14(a) of the Seller Disclosure Schedules, (i) increase the compensation or benefits payable or to become payable to any current or former Business Employee or other individual service provider of the Business, other than for merit increases in annual base salary or wage rate in the Ordinary Course of Business for employees or individual service providers with an annual base salary or wage rate below $100,000; (ii) accelerate the time of payment or vesting of any compensation, or benefits with respect to any current or former Business Employee or individual service provider of the Business; (iii) adopt, terminate or materially amend any Business Benefit Plan with respect to any current or former Business Employees or individual service providers of the Business; (iv) grant any transaction, change in control, or retention bonus or similar award to any current or former Business Employee or individual service provider of the Business; (v) hire or terminate (other than for cause) the employment or services of any Business Employee or individual service provider of the Business with an annual base salary or wage rate of $100,000 or above (other than to fill vacancies in the Ordinary Course of Business); or (vi) transfer internally (including in response to a request for transfer by an employee), or materially alter the duties and responsibilities of, any employee in a manner such that such employee is no longer a Business Employee;
(b)    authorize or commit to make any capital expenditure that would be an Assumed Liability, unless such capital expenditure is in an amount less than $150,000 or is otherwise paid in full prior to the Effective Time;
(c)    (i) create, incur, assume or guarantee, endorse, or modify any indebtedness for borrowed money or otherwise become responsible for the indebtedness of any other Person, (ii) issue or sell any debt securities or other rights to acquire any debt securities, (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or (iv) make any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any other Person, in each case, that would be an Assumed Liability or a Retained Liability which grants rights against the Purchased Assets;
(d)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Business;
(e)    take any action with respect to buying, selling, maintaining and otherwise managing Inventory with the intent of increasing or decreasing Inventory in any material respect other than in the Ordinary Course of Business;
(f)    sell, lease, license, transfer, pledge, encumber, grant, abandon, allow to lapse, assign or dispose of any Purchased Asset (or (x) assets that would otherwise be Purchased Assets at Closing and (y) any Excluded Assets necessary for the operation of the Business) other than (i) the disposition of used, obsolete or excess equipment in the Ordinary Course of Business, (ii) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business or (iii) the incurrence of any Permitted Liens;
(g)    (i) terminate, assign, relinquish any rights under, grant any waiver or consent under, or amend or modify, any of the Leases; (ii) (A) fail to pay and perform all obligations owed by any Seller or any of its Affiliates or with respect to the Business under any of the Leases or (B) fail to exercise any rights of renewal with respect to any of the Leases that by its terms would otherwise expire; (iii) exercise any expansion, extension, or renewal option under any of the Leases, or (iv) purchase any interest in real property;
(h)    terminate, amend, suspend or fail to renew or maintain any Business Permit;
(i)    implement or announce any employee layoffs, plant closings, or similar personnel actions that trigger the notice obligations under the WARN Act;
(j)    voluntarily recognize a labor union or similar labor organization as the bargaining representative of any Business Employee or establish, adopt, enter into, amend or negotiate any collective bargaining agreement or similar labor agreement;

(k)    change any methods of accounting or accounting practices, policies or procedures affecting the Business or the Financial Statements, other than as required by GAAP or applicable Law;
(l)    (i) settling or compromising any claim for Taxes, (ii) filing any amended Tax Return, (iii) entering into a voluntary disclosure or similar agreement or otherwise voluntarily disclosing information to a Governmental Entity with respect to Taxes or (iv) request of any ruling or tax incentive from a Governmental Entity with respect to Taxes;
(m)    commence or settle any Proceeding principally affecting the Business, other than if the loss resulting from such settlement does not impose any obligations on the Business other than solely the payment of cash in an amount less than $150,000 or, together with all settlements after the date hereof, or less than $250,000 in the aggregate;
(n)    make any material acquisition (whether through merger, consolidation, consolidation, stock or asset purchase or otherwise) of any assets or businesses;
(o)    enter into any Contract relating to the Business for the (i) purchase or (ii) lease (as lessee) of real property providing for a purchase price or annual payments in excess of $50,000;
(p)    except in the Ordinary Course of Business, (i) amend, modify, fail to renew or terminate (prior to the end of its term and other than in respect of a breach by a counterparty thereto) any Material Contract or (ii) enter into any Contract that would have been a Material Contract if entered into prior to the date hereof;
(q)    enter into any Contract that limits or otherwise restricts (explicitly or effectively) in any material respect the conduct of the Business or that could, after the Closing Date, limit or restrict in any material respect the Business, Purchaser or any of its Affiliates, from engaging or competing in any line of business or with any Person or in any geographic area or during any period of time;
(r)    make any adverse change to any public or posted privacy policies and practices applicable to the Business or the operation or security of any IT Assets, other than as required by applicable Law;
(s)    make any capital contributions to or investments in any Person;
(t)    (i) delay or postpone any payment of accounts payable or other payables or expenses (including any payment for bonuses to employees or associates, such as sign on, referral, relocation or other similar bonuses) from the date such payment would have been made in the Ordinary Course of Business, (ii) accelerate or delay the collection of receivables in advance of or beyond the date when the same would have been collected in the Ordinary Course of Business or when otherwise due, or (iii) conduct cash management customs and practices and any other movement of cash or cash equivalents other than in the Ordinary Course of Business;
(u)    enter into or materially modify in any respect any transactions with a Related Party, other than in the Ordinary Course of Business; or

(v)    authorize any of, or commit or agree to do any of the foregoing, whether in writing or otherwise.
For the avoidance of doubt, this Section 5.2 shall not restrict in any way any actions of, or in respect of, any Seller and any of its Affiliates with respect to Excluded Assets; provided, that such action is not reasonably expected to (i) directly or indirectly affect the Purchased Assets or Assumed Liabilities or (ii) the operation of the Business following the Closing Date. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, rights to control or direct the operations of the Business before the Closing. Before the Closing, the Seller Parties shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Business. Notwithstanding anything to the contrary set forth in this Section 5.2, between the Effective Time and the Closing, no Seller shall, and shall not permit any of its Affiliates to, take any action or omit to take any action with the purpose or effect of modifying the amount of the Closing Business Indebtedness or Closing Working Capital, in each case, as if such amounts were measured as of the Closing and not the Effective Time; provided, that actions taken in the Ordinary Course of Business or otherwise expressly permitted by this Agreement shall not violate the foregoing sentence.
Section 5.3    Exclusivity.
(a)    Each Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement pursuant to Article XI, such Seller shall not, and shall take all action necessary to ensure that none of its Affiliates or Representatives, as applicable, directly or indirectly:
(i)    solicit, initiate, knowingly encourage, knowingly facilitate, support, induce the making or accept any other inquiries, indications of interest, proposals or offers from any Person relating to any direct or indirect acquisition or purchase of the Business or any of the Purchased Assets or Assumed Liabilities, whether effected by sale of assets, sale of stock, merger or otherwise;
(ii)    participate in or carry on any discussions, conversations, negotiations or other communications, regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, knowingly assist or participate in, knowingly facilitate or knowingly encourage any effort or attempt by any other Person to seek to do any of the foregoing relating to the direct or indirect acquisition or purchase (whether by way of merger, share purchase or exchange, consolidation, license, lease, business combination, consolidation or similar transaction or otherwise) of the Business or any of the Purchased Assets or Assumed Liabilities (any of the foregoing, an “Acquisition”), or afford access to the business, properties, assets, liabilities, books or records of the Business, the Purchased Assets or the Assumed Liabilities, to such other party in connection with, an Acquisition; or
(iii)    enter into any letter of intent, memorandum of understanding, agreement in principle, expense reimbursement agreement, acquisition agreement, merger agreement, share repurchase agreement, share exchange agreement, option agreement or other similar definitive agreement regarding an Acquisition.

(b)    Each Seller and each of its Affiliates, as applicable, shall (i) immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons (other than the Purchaser and its Affiliates) conducted heretofore with respect to any Acquisition and (ii) instruct any Person who has prior to the date hereof entered into a confidentiality agreement that has not expired or been terminated in accordance with its terms relating to an Acquisition to return or destroy all information or documents received thereunder in accordance with the terms of such confidentiality agreement.
(c)    Each Seller shall notify Purchaser promptly, but in any event within twenty-four (24) hours of receipt, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect to an Acquisition, is made, and concurrently therewith, provide Purchaser with the terms and a copy of any of the foregoing, if applicable.
(d)    Notwithstanding the foregoing, nothing in this Section 5.3 shall apply to, and the term “Acquisition” shall expressly exclude, any Capital Raising Transaction (as defined in Section 5.3(d) of the Seller Disclosure Schedules).
Section 5.4    Lien Releases. No later than two (2) Business Days prior to the Closing Date, Parent shall deliver, or cause to be delivered, to Purchaser drafts of the Lien Releases.
Section 5.5    Third Party Consents and Notices. Each Seller shall use its reasonable best efforts (at the sole cost of such Seller) to obtain each consent and approval (and, as applicable, provide each notice) set forth on Section 5.5 of the Seller Disclosure Schedules, and such Seller shall (i) promptly provide to Purchaser copies of any of the foregoing, and (ii) reasonably cooperate with Purchaser in connection with the foregoing (including allowing Purchaser to review and comment on draft notices and related communications).
Section 5.6    Efforts. From and after the date hereof, each of Purchaser and each Sellers shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective in the most expeditious manner possible the Transaction and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transaction, and the other transactions contemplated by this Agreement, (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any approval of any third party required to be obtained in connection with the Transaction, and the other transactions contemplated by this Agreement and (iii) the execution and delivery of any additional instruments necessary to consummate the Transaction, and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.
ARTICLE VI
CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS TO CLOSE
Section 6.1    Closing. The obligation of Purchaser to consummate the Transaction is subject to the satisfaction or fulfillment, at or before the Closing, of each of the following conditions precedent (any of which may be waived, in whole or in part, by Purchaser in its sole discretion):

(a)    Representations and Warranties.
(i)    The Fundamental Representations of the Seller Parties, without regard to any “Business Material Adverse Effect”, “material”, “materially”, “materiality” or other similar qualifications contained therein, shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date).
(ii)    The representations and warranties set forth in Article III (other than the Fundamental Representations of the Seller Parties) shall be true and correct in all respects, without regard to any “Business Material Adverse Effect”, “material”, “materially”, “materiality” or other similar qualifications contained therein, at and as of the date of this Agreement and the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.
(b)    Compliance with this Agreement. Each Seller shall have duly performed and complied with, or shall have caused to be duly performed or complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by such Seller at or before the Closing.
(c)    Business Material Adverse Effect. Since the date of this Agreement, no Business Material Adverse Effect shall have occurred.
(d)    Officer’s Certificate. At the Closing, each Seller shall have delivered or caused to be delivered to Purchaser a certificate executed by an authorized officer of such Seller, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Section 6.1(a), Section 6.1(b) and Section 6.1(c).
(e)    No Prohibitions. No Order or Law shall have been issued, entered, enacted, promulgated or enforced by a Governmental Entity of competent jurisdiction and shall be in effect that prevents, restrains, prohibits or makes illegal the consummation of the Transaction and no litigation, suit or legal proceeding (which is continuing) shall have been initiated by any Governmental Entity seeking to make illegal, enjoin or otherwise prohibit consummation of the Transaction.
(f)    Required Approvals. At the Closing, all Required Approvals shall have been obtained and be in full force and effect.
(g)    Certain Documents. Seller shall have delivered, or caused to be delivered, each of the documents and instruments set forth in Section 2.8(b) with respect to the Closing.

ARTICLE VII
CONDITIONS PRECEDENT TO THE SELLER PARTIES’ OBLIGATIONS TO CLOSE
Section 7.1    Closing. The obligation of the Seller Parties to consummate the Transaction is subject to the satisfaction or fulfillment, at or before the Closing Date, of each of the following conditions precedent (any of which may be waived, in whole or in part, by the Seller Parties in their sole discretion):
(a)    Representations and Warranties.
(i)    The Fundamental Representations of Purchaser, shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).
(ii)    The representations and warranties set forth in Article IV (other than the Fundamental Representations of Purchaser) shall be true and correct in all respects, without regard to any “material”, “materially”, “materiality”, “Business Material Adverse Effect” or similar qualifications contained therein, at and as of the date of this Agreement and the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to prevent, materially impair or materially delay Purchaser’s ability to consummate the Transaction or comply with its obligation hereunder.
(b)    Compliance with this Agreement. Purchaser shall have duly performed and complied with in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser at or before the Closing.
(c)    Officer’s Certificate. At the Closing, Purchaser shall have delivered or caused to be delivered to Parent a certificate executed by an authorized officer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Section 7.1(a) and Section 7.1(b).
(d)    No Prohibitions. No Order or Law shall have been issued, entered, enacted, promulgated or enforced by a Governmental Entity of competent jurisdiction and shall be in effect that prevents, restrains, prohibits or makes illegal the consummation of the Transaction and no litigation, suit or legal proceeding (which is continuing) shall have been initiated by any Governmental Entity seeking to make illegal, enjoin or otherwise prohibit consummation of the Transaction.
(e)    Certain Documents. Purchaser shall have delivered, or caused to be delivered, each of the documents and instruments set forth in Section 2.8(a) with respect to the Closing.

ARTICLE VIII
COVENANTS
Section 8.1    Confidentiality. Purchaser acknowledges that the information being provided to it in connection with the Transaction is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference in their entirety; provided that (a) the Sponsor and its Affiliates that are or sponsor, manage or advise investment funds are permitted to (i) report and disclose the status and terms (including price terms) of this Agreement and the Transaction and the other transactions contemplated hereby to current or potential limited partners of investment funds sponsored, managed or advised by Sponsor, including in connection with fundraising, marketing or informational or reporting activities and otherwise in the ordinary course of their respective businesses, and (ii) solely with respect to information previously disclosed in any press release or public announcement issued in accordance with Section 8.3, to disclose such information relating to the consummation of the Transaction and the other transactions contemplated hereby on their websites in the ordinary course of business, including by posting identifying information of the Business (such as logos and headquarters location) of the sort that disclosed in the ordinary course of business on such websites, and (b) Purchaser is permitted to report the execution and delivery of this Agreement and the Transaction pursuant to an internal communication or otherwise to its employees. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business; provided that Purchaser acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of any Seller or any of its Affiliates or Representatives, concerning any Seller or any of its respective Affiliates (other than solely with respect to the Business, the Purchased Assets and the Assumed Liabilities) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement, any termination of the Confidentiality Agreement that has or would otherwise occur notwithstanding. Notwithstanding the foregoing, from and after the Closing Date, unless compelled or requested to disclose by applicable Law, each Seller shall, and shall cause each of its Affiliates and their respective Representatives to, hold in confidence all, and not use any, Confidential Information concerning the Business, the Purchased Assets and the Assumed Liabilities, except to the extent that such information (A) is in the public domain through no breach of this Section 8.1 or the Confidentiality Agreement by any Seller or any of its Affiliates or Representatives or (B) is later rightfully received by such Seller or its such Affiliates or Representatives, without restriction as to further disclosure, from a third party not bound by a non-disclosure agreement Relating to the Business or otherwise prohibited from transmitting the information to such Seller or its such Affiliates or Representatives by a contractual, legal, fiduciary or other obligation.
Section 8.2    Access to Information.
(a)    For a period of seven (7) years after the Closing, Purchaser shall, and shall cause each of its Affiliates to, afford each Seller, each of its Affiliates and their respective Representatives (at such Seller’s sole cost and expense), during normal business hours, upon reasonable notice and subject to reasonable confidentiality undertakings, reasonable access to the properties, books, Contracts, records and employees of the Business, including transaction-level data, subledgers, systems and reconciliations, in each case to the extent that such access may be reasonably requested by such Seller or such Seller’s Representatives for the preparation of financial statements or taxes, reporting obligations, defense of third-party claims (to the extent not adverse to Purchaser or its Affiliates) and compliance with applicable Law; provided that nothing in this Agreement shall limit any of a Seller’s or any of its Affiliates’ rights of discovery; provided, further, that Purchaser (A) shall not be required to provide access to matters that, in Purchaser’s reasonable discretion, would, if disclosed (i) result in the loss of attorney-client privilege or other similar legal privilege of Purchaser or any of its Affiliates (including, after the Closing, the Business), (ii) result in or constitute a violation of applicable Law or (iii) cause significant competitive harm to the other businesses of Purchaser and (B) shall use commercially reasonable best efforts to permit the sharing of any information so withheld in a manner consistent with any applicable obligation, Law, duty or preservation of such privilege.
(b)    For a period of seven (7) years after the Closing, each Seller shall, and shall cause each of its Affiliates to, afford Purchaser, each of its Affiliates and their respective Representatives (at Purchaser’s sole cost and expense), during normal business hours, upon reasonable notice and subject to reasonable confidentiality undertakings, reasonable access to the properties, books, Contracts, records and employees of such Seller and its such Affiliates to the extent relating to the Business, including transaction-level data, subledgers, systems and reconciliations, in each case to the extent that such access may be reasonably requested by Purchaser or Purchaser’s Representatives for the preparation of financial statements or taxes, reporting obligations, defense of third-party claims (to the extent not adverse to such Seller or its such Affiliates) and compliance with applicable Law; provided that nothing in this Agreement shall limit any of Purchaser’s or any of its Affiliates’ rights of discovery; provided, further, that (A) no Seller shall be required to provide access to matters that, in Seller’s reasonable discretion, would, if disclosed (i) result in the loss of attorney-client privilege or other similar legal privilege of any Seller or any of its Affiliates, (ii) result in or constitute a violation of applicable Law or (iii) cause significant competitive harm to the other businesses of the Parent and (B) each Seller shall use commercially reasonable best efforts to permit the sharing of any information so withheld in a manner consistent with any applicable obligation, Law, duty or preservation of such privilege.
Section 8.3    Publicity. No party to this Agreement nor any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the Transaction without the prior written consent of the other parties hereto, except as may be required by Law or the applicable rules or regulations of any stock exchange; provided that, without prior consent of any other party hereto, each party hereto or any of its Affiliates or Representatives may disseminate information substantially consistent with information included in a press release or other document previously approved for external distribution pursuant to this Section 8.3.
Section 8.4    Employee Matters.
(a)    Offer Employees; Terms of Employment. Purchaser shall, or shall cause one of its Affiliates to, no later than four (4) Business Days prior to the Closing, offer employment, effective as of the Closing, to each employee set forth on Section 8.4(a)(i) of the Seller Disclosure Schedules who is actively employed by a Seller or any Subsidiary of a Seller as of immediately prior to the Closing (excluding any On-Leave Employee) (each, an “Offer Employee”); provided that (i) with respect to any operational Offer Employees, such offers of employment shall be provided at least two (2) Business Days prior to the Closing (or as otherwise may be mutually agreed upon in writing between Purchaser and Parent), and (ii) with respect to the Offer Employees set forth on Section 8.4(a)(ii) of the Seller Disclosure Schedules, such offer of employment shall be provided no later than date specified on Section 8.4(a)(ii) of the Seller Disclosure Schedules for each such Offer Employee. Purchaser and the Sellers agree to reasonably cooperate with the other party with respect to the distribution of offers of employment hereunder and related correspondence with respect to such offers, including with respect to access to Offer Employees. Purchaser shall, or shall cause an Affiliate thereof to provide, for twelve (12) months following the Closing (or until the applicable Transferred Business Employee (as defined below) is terminated, if earlier) to the Transferred Business Employees, (i) base salaries or hourly wage rates, as applicable, that are at least equal to the base salaries or hourly wage rates provided to such Transferred Business Employees immediately prior to the Closing, (ii) target cash annual bonus opportunities that are no less favorable than those provided to such Transferred Business Employees immediately prior to the Closing and (iii) employee benefits that are substantially comparable in the aggregate to those provided to either (at the Purchaser’s election) (x) such Transferred Business Employees immediately prior to the Closing or (y) to similarly situated employees of Purchaser or an Affiliate thereof. Each Offer Employee who accepts Purchaser’s offer of employment pursuant to this Section 8.4(a), and each On Leave Employee who accepts an offer of employment from Purchaser in accordance with Section 8.4(e), and commences employment with Purchaser or its Affiliates in accordance with Section 8.4, shall be referred to herein as a “Transferred Business Employee.”
(b)    Excluded Offer Employee. At any time prior to the date that is four (4) Business Days prior to the Closing, Purchaser shall have the right, in its sole discretion (and upon written notice to Parent), to remove (and, if applicable, add back) one or more Offer Employees from (or to, as applicable) Section 8.4(a)(i) of the Seller Disclosures (any such Offer Employee removed from Section 8.4(a)(i) of the Seller Disclosures and not subsequently added back by Purchaser, an “Excluded Offer Employee”). Set forth on Section 8.4(b)(i) of the Seller Disclosure Schedules is the methodology for determining the Non-Offer Severance Amount that would be applicable to each Offer Employee in the event such Offer Employee were to become a Non-Offer Employee pursuant to the terms of this Section 8.4(b) (such amount applicable to each Offer Employee, the “Excluded Offer Employee Severance Amount”). Any such Excluded Business Employee shall be automatically added to Section 8.4(d)(i) of the Seller Disclosure Schedules (and, upon adding such Excluded Offer Employee to Section 8.4(d)(i) of the Seller Disclosure Schedules, such Excluded Business Employee will become a Non-Offer Employee for purposes of (and shall be subject in all respects to the terms of) Section 8.4(d)(i) (with such Person’s Excluded Offer Employee Severance Amount added as the corresponding Non-Offer Severance Amount, if applicable, for purposes of Section 8.4(d)(i) of the Seller Disclosure Schedules)).
(c)    Service Credit; Health Coverages. Following the Closing, Purchaser shall provide to each Transferred Business Employee full credit for purposes of eligibility and vesting under each employee benefit plan (excluding for purposes of any defined benefit plans, post-retirement welfare benefits, or any long term incentive or equity-based awards), in each case, maintained for the benefit of Transferred Business Employees as of and after the Closing by Purchaser or any of its Affiliates, for such Transferred Business Employee’s service prior to the Closing with any Seller or any of its Affiliates (and their predecessors), to the same extent such service is recognized by such Seller and its Affiliates immediately prior to the Closing except where such crediting would result in a duplication of benefits for the same period of service.

Purchaser shall use its reasonable best efforts to cause each Transferred Business Employee and his or her eligible dependents to be covered after the Closing by the group health plan or plans maintained by Purchaser or any of its Affiliates that does not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the applicable group health Business Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Business Benefit Plan.
(d)    Severance.
(i)    In the event (A) Purchaser does not provide, or cause one of its Affiliates to provide, an offer of employment to any individual set forth on Section 8.4(d)(i) of the Seller Disclosure Schedules (any such employee, to the extent such employee remains employed by a Seller or any Affiliate thereof through the Closing, a “Non-Offer Employee”), and (B) the Non-Offer Employee is terminated by a Seller or an Affiliate of a Seller at any time on or following the Closing Date but prior to the date that is 30 days following the Closing Date (such period, the “Non-Offer Severance Period”) (other than for circumstances constituting “cause”) and severance amounts are actually paid by a Seller (or an Affiliate thereof) in connection with such termination of employment, the amount of such severance payments shall constitute “Non-Offer Severance Amount” for purposes of this Agreement, provided that such amount does not exceed the severance amount with respect to each such Non-Offer Employee, in each case calculated using the methodology specified on Section 8.4(b)(i) of the Seller Disclosure Schedules. At any time prior to Closing, Purchaser shall have the right, in its sole discretion (and upon written notice to Parent), to remove one or more Non-Offer Employees (and the corresponding Non-Offer Severance Amount) from Section 8.4(d)(i) of the Seller Disclosure Schedules and add such Non-Offer Employee to Section 8.4(a) of the Seller Disclosure Schedules (and, upon adding such Non-Offer Employee to Section 8.4(a) of the Seller Disclosure Schedules, such Non-Offer Employee will become an Offer Employee, subject in all respects to the terms of Section 8.4(a)). The Seller Disclosure Schedules shall be updated by Purchaser for additions and removals by Purchaser to pursuant to the terms of Section 8.4(b) and this Section 8.4(d)(i).
(ii)    In the event that an Offer Employee does not accept an offer of employment made in accordance with Section 8.4(a), which results in payment of any severance (“Rejected Offer Severance Costs”) or any other benefits (including such benefits required under applicable Laws) to such Offer Employee or any additional Liability in connection therewith, the Sellers shall bear, or shall cause their Affiliates to bear, the expense and responsibility for all such Rejected Offer Severance Costs and other benefits (if any), which shall be Retained Liabilities.
(e)    On Leave Employees. Following the Closing Date, each Business Employee who is on an approved leave of absence (including parental, long-term-disability, short-term disability, and military leave, but excluding ordinary course vacation leave) (each, an “On Leave Employee”) shall remain an employee of the Seller Parties and/or their Affiliates, and, with respect to those on disability leave, shall continue to participate in the applicable Business Benefit Plan providing for such disability benefits in accordance with the terms of that plan, as in effect from time to time. Subject to the Seller Parties notifying Purchaser of an On Leave Employee’s return to active employment within five (5) Business Days of such return,

Purchaser or one of its Affiliates shall make an offer of employment to such On Leave Employee; provided that the On Leave Employee returned to active employment with a Seller or one of its Affiliates on or prior to the expiration date of such On Leave Employee’s eligibility for disability benefits or approved leave period (as applicable) and within six (6) months following the Closing Date (or such longer period required by applicable Law). Upon an On Leave Employee’s commencement of employment with Purchaser or any of its Affiliates, such On Leave Employee shall cease to participate in all Business Benefit Plans.
(f)    Business Benefit Plans. Effective as of the Closing (or at such later time as provided in Section 8.4(d)(i) or Section 8.4(a)(ii) of the Seller Disclosure Schedules (as applicable)), Transferred Business Employees shall cease participation in Business Benefit Plans.
(g)    No Third-Party Rights. Without limiting the generality of Section 12.4, this Section 8.4 will not create any third-party beneficiary rights, express or implied, and will not be enforceable by any current or former employee, any spouse, dependent or beneficiary of any current or former employee, or any other Person who is not a party to this Agreement. This Section 8.4 will not be deemed to be an establishment of or amendment to any employee benefit plan. No term of this Agreement will be deemed to create any Contract with any employee or to give any employee the right to be retained in the employment of Seller or any of its Affiliates, or, after the Closing, Purchaser or any of its Affiliates, or to interfere with the rights of any Seller or any of its Affiliates or, after the Closing, Purchaser or any of its Affiliates, to terminate the employment of any employee at any time or for any reason.
Section 8.5    Certain Intellectual Property Matters
(a)    Neither Purchaser nor any of its Affiliates is granted any right to use, the “1-800-Flowers” trademark or any variations or derivatives thereof or any of the trademarks of Seller or any of its Affiliates (the “Seller Names”) except as provided in Section 8.5(b) or the Commercial Agreement. None of the Sellers, nor any of their respective Affiliates is granted any right to use any Trademarks included in the Business Intellectual Property except as provided in Section 8.5(c) or the Commercial Agreement.
(b)    Each Seller, on behalf of itself and each of its Affiliates, hereby grants to Purchaser and its Affiliates a non-exclusive, worldwide, non-transferable (except in connection with an assignment of the Business or any assets or part thereof), non-sublicensable (except to vendors, service providers, customers and others in connection with or to facilitate Purchaser’s or its Affiliates exercise of its rights under this Section 8.5(b)) royalty-free, fully paid-up license to continue to use the Seller Names in the same manner as used in the twelve (12) month period prior to the Closing and additionally in any manner that is reasonably consistent with customary phase-out use, in each case for six (6) months after the Closing. For 180 days after the Closing Date, each Seller and each of its Affiliates (as applicable) shall display on their websites and social media accounts, in the locations previously addressing the Business, a mutually-agreed statement about the transactions contemplated hereby and a link to all websites and other social media venues designated by Purchaser. Notwithstanding anything to the contrary herein, Purchaser and its Affiliates shall have the right to use the Seller Names at all times after the Closing (i) as required by applicable Law, (ii) on historical legal and business documents and materials (iii) as permitted by “fair use” or similar principles, and (iv) to describe the history of the Business and the Parties’ relationship.

(c)    Purchaser, on behalf of itself and each of its Affiliates, hereby grants to each Seller and their respective Affiliates a non-exclusive, worldwide, non-transferable (except in connection with an assignment of the Retained Businesses or any assets or part thereof), non-sublicensable (except to vendors, service providers, customers and others in connection with or to facilitate Sellers’ or its Affiliates exercise of its rights under this Section 8.5(c)) royalty-free, fully paid-up license to continue to use the Trademarks included in the Business Intellectual Property in the same manner as used in the twelve (12) month period prior to the Closing and additionally in any manner that is reasonably consistent with customary phase-out use, in each case for one hundred eighty (180) days after the Closing. For 180 days after the Closing Date, Purchaser and each of its Affiliates (as applicable) shall display on their websites and social media accounts included in the Business Intellectual Property, in the locations previously addressing the Retained Businesses, a mutually-agreed statement about the transactions contemplated hereby and a link to all websites and other social media venues designated by the Sellers. Notwithstanding anything to the contrary herein, each Seller and their respective Affiliates shall have the right to use the Trademarks included in the Business Intellectual Property at all times after the Closing as permitted by “fair use” or similar principles, including (i) as required by applicable Law, (ii) on historical legal and business documents and materials, and (iii) to describe the history of the Retained Businesses and the Parties’ relationship.
(d)    As promptly as practicable after the Closing, and in any event within thirty (30) days following the Closing, the Sellers shall (and shall cause their respective Affiliates to) file all documents necessary to change any corporate name of any Seller or any of their Affiliates to a corporate name that does not include any Trademarks included in the Business Intellectual Property and amend any Organizational Documents to reflect the new corporate name as promptly as reasonably practicable upon receipt of final approval thereof from all applicable Governmental Entities.
Section 8.6    Customer Data. Promptly following the Closing, each Seller shall (and cause their respective Affiliates to) (a) permanently cease all use of the Business Customer Data and (b) destroy all copies of the Business Customer Data held or controlled by them or their Affiliates. Notwithstanding the foregoing, Sellers shall be permitted to retain a copy of the Business Customer Data to the extent required to comply with applicable Law or Privacy Requirements and to retain and use such copy as necessary to perform their obligations under the Commercial Agreement and the Transition Services Agreement.
Section 8.7    Insurance. From and after the Closing, the Business shall cease to be insured by the Seller Parties’ and each of their Affiliates’ insurance policies or by any of their respective self-insurance programs.
Section 8.8    Litigation Support. In the event and for so long as any Seller, or any of its Affiliates, or Purchaser, or any of its Affiliates, is prosecuting, contesting or defending any Proceeding by a third party in connection with or relating to (a) the Transaction, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Purchased Assets or the Assumed Liabilities, to the extent permitted by Law and contractual obligations, each Seller or Purchaser (as applicable) shall, and shall cause each of its respective Affiliates (and its and their officers and employees) to, cooperate with such Seller or Purchaser (as applicable) and its counsel in such prosecution, contest or defenses, including making available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that each Seller and Purchaser acknowledge and agree that this Section 8.8 shall not apply to any Proceeding with respect to which any Seller and/or any of its Affiliates are adverse to Purchaser and/or any of its Affiliates.
Section 8.9    Payments; Misallocated Assets; Retained IP.
(a)    Each Seller shall, or shall cause each of its applicable Affiliates to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks that have been sent to such Seller or any of its such Affiliates after the Closing by customers, suppliers or other contracting parties to the extent they are or are in respect of the Business, a Purchased Asset or Assumed Liability hereunder.
(b)    Purchaser shall, or shall cause each of its applicable Affiliate to, promptly pay or deliver to Parent (or its designated Affiliates) any monies or checks that have been sent to Purchaser (including the Business) after the Closing to the extent they are not due to the Business or are in respect of an Excluded Asset or Retained Liability hereunder.
(c)    In the event that, at any time from and after the Closing Date, any party hereto discovers that it or one of its Affiliates is the owner of, receives or otherwise comes to possess any asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such asset, or any Purchaser Asset or Excluded Asset that is held by a party not entitled thereto pursuant to this Agreement or any other Transaction Document) or is liable for any Liability, in each case that was allocated to the other party pursuant to this Agreement or any other Transaction Document, such party shall promptly use reasonable best efforts to convey, assign, transfer and deliver, or cause to be conveyed, assigned transferred and delivered, such asset or Liability to the party or its Affiliate that is so entitled thereto or liable therefor (and the relevant party shall cause the entitled person to accept such asset or assume such Liability) for no further consideration than set forth in this Agreement.
(d)    In the event that, at any time prior to the date that is six (6) months after the Closing Date, either (i) Purchaser identifies any Retained IP (other than Trademarks) that was used in the Business as conducted as of the Closing Date or within the one year period before the Closing (the “Seller Identifiable IP”), and such Seller Identifiable IP was not licensed to Purchaser or its applicable Affiliate at the Closing pursuant to this Agreement or any other Transaction Document, or (ii) any Seller identifies any Business Intellectual Property (other than Trademarks) that was used in any of the Retained Businesses conducted as of the Closing Date or within the one year period before the Closing (the “Purchaser Identifiable IP”), and such Purchaser Identifiable IP was not licensed to the Sellers or an applicable Affiliate at the Closing pursuant to this Agreement or any other Transaction Document, the parties shall cooperate, in good faith, to negotiate a suitable license for such Seller Identifiable IP or Purchaser Identifiable IP, as the case may be.

Section 8.10    Reserved.
Section 8.11    Certain Covenants.
(a)    Each Seller covenants and agrees that, during the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Restricted Period”), such Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, engage or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that is competitive with the Business as conducted by the Sellers as of the Closing Date, anywhere in the world. Notwithstanding the foregoing, nothing contained in this Section 8.11(a) shall prohibit any Seller or any of its Affiliates from: (i) engaging in the Seller Permitted Activity; (ii) engaging in the performance of the Sellers’ obligations under the Commercial Agreement (in accordance with the terms thereof and only for so long as such Commercial Agreement remains in effect); and (iii) the passive ownership of less than two percent (2%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market.
(b)    Each Seller covenants and agrees that, during the Restricted Period, such Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, solicit, induce or advise any Person that is or was a customer, supplier or other business relation of the Business at any time during the twelve (12) month period prior to the Closing Date in a manner that adversely effects, terminates or diverts such Person’s business relationship with the Business.
(c)    During the Restricted Period, each Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, solicit, engage or employ any Transferred Business Employee; provided, however, that the foregoing restriction shall not apply to general advertisements of employment opportunities (including through the use of recruitment agencies) which are not targeted at any Transferred Business Employees; provided, further, that each Seller shall not be prohibited from (i) hiring any Transferred Business Employee who responds to a general advertisement of employment opportunities not directed at such Transferred Business Employee and (ii) hiring or engaging any Transferred Business Employee whose employment with Purchaser or its Affiliates was terminated (A) by the Purchaser or (B) by the Transferred Business Employee at least twelve (12) months prior to the date of the otherwise prohibited conduct. Notwithstanding the foregoing, each Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, solicit, engage or employ any Transferred Business Employees listed on Section 8.11(c) of the Seller Disclosure Schedules during the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date.
(d)    During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Purchaser shall not, and shall cause each of its Affiliates not to, directly or indirectly, solicit, engage or employ any employee of the Sellers or their Affiliates with the title of “Director” or above.
(e)    Each Seller acknowledges and agrees that (i) the covenants and agreements set forth in this Section 8.11 were a material inducement to Purchaser to enter into this Agreement and to perform its obligations hereunder, (ii) Purchaser and its stakeholders would not obtain the benefit of the bargain set forth in this Agreement if such Seller or any of its

Affiliates breached any provisions of this Section 8.11, (iii) any breach of any provisions of this Section 8.11 by such Seller or any of its Affiliates would result in a significant loss of goodwill by Purchaser and the Business, (iv) the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable, (v) the length of time, scope and geographic coverage of the covenants set forth in this Section 8.11 is reasonable given the benefits such Seller will directly or indirectly receive hereunder, (vi)  such Seller is familiar with all the restrictive covenants contained in this Section 8.11 and is fully aware of its obligations hereunder, and (vii) such Seller will not challenge the reasonableness of the time, scope, geographic coverage or other provisions of this Section 8.11 in any Proceeding, regardless of who initiates such Proceeding. Each Seller further acknowledges and agrees that irreparable injury is likely to result to Purchaser if such Seller or any of its Affiliates breaches any of the terms of this Section 8.11, and that in the event of an actual or threatened breach by such Seller or any of its Affiliates of any of the provisions contained in this Section 8.11, Purchaser is likely to not have an adequate remedy at Law. Each Seller accordingly agrees that in the event of any actual or threatened breach by such Seller or any of its Affiliates of any of the provisions contained in this Section 8.11, Purchaser shall be entitled to seek injunctive and other equitable relief without (A) posting any bond or other security, (B) proving actual damages and (C) demonstrating that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting Purchaser from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Each Seller shall cause its Affiliates to comply with this Section 8.11, and shall be liable for any breach by any of its Affiliates of this Section 8.11.
Section 8.12    Further Assurances. From time to time after the Closing, upon the request of either Purchaser or any Seller and without further consideration, Purchaser and each Seller shall promptly execute and deliver to the requesting party such documents and take such action as the requesting party reasonably requests to consummate more effectively the intent and purpose of the parties under the Transaction Documents and the Transaction. Except as otherwise provided herein, Purchaser and each Seller shall bear its own costs and expenses incurred in connection with the execution and delivery of any such additional documents or the taking of any such additional action. Any mail or other communications received by any Seller or any of its Affiliates after the Closing Date which relates to the Purchased Assets or the Business shall be promptly forwarded to Purchaser at the address for notices set forth in Section 12.5 below. Any mail or other communications received by Purchaser or any of its Affiliates after the Closing Date which relates to the Excluded Assets (to the extent related to the Excluded Assets) shall be promptly forwarded to the Sellers at the address for notices set forth in Section 12.5. Any mail or other communications received by Sellers or any of their respective Affiliates after the Closing Date which relates to the Business or the Acquired Assets shall (to the extent related to the Business or the Acquired Assets) be promptly forwarded to the Purchaser at the address for notices set forth in Section 12.5.
Section 8.13    Excluded Contracts. In the event that, at any time prior to the date that is six (6) months after the Closing Date, (a) Purchaser identifies any Contract Relating to the Business that is an Excluded Asset, (b) such Contract is necessary for, used or held for use in the conduct of the Business in all material respects as of the date hereof and during the twelve (12) months preceding the date hereof and (c) the benefits of such Contract are not otherwise provided to the Business pursuant to the Transaction Documents, the parties shall cooperate, in good faith, to negotiate for Purchaser to receive the rights under or benefits of such Contract.
ARTICLE IX
CERTAIN TAX MATTERS
Section 9.1    Cooperation and Exchange of Information. From and after the Closing, each party to this Agreement shall, and shall cause its Affiliates to, cooperate with and (with the requesting party bearing all reasonable out-of-pocket expenses or costs are incurred in providing such cooperation) provide to the other party to this Agreement and its Affiliates such documentation, information and assistance as may reasonably be requested in connection with (i) the preparation of any Tax Return Relating to the Business, the Purchased Assets or the Assumed Liabilities, (ii) the determination of liability for Taxes or a right to refund of Taxes pursuant to this Agreement or (iii) the conduct of any Tax Proceeding Relating to the Business, the Purchased Assets or the Assumed Liabilities.
Section 9.2    Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all sales, use, transfer (including real estate transfer), documentary, stamp, recording, value added, conveyance, goods and services or similar Taxes and fees imposed on or payable in connection with the transfer of the Purchased Assets, the Assumed Liabilities and the Business contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by the Seller Parties and fifty percent (50%) by Purchaser. Any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared and filed by the party that has primary responsibility for filing such Tax Returns pursuant to applicable Law and such party shall provide the other party with a complete and correct copy thereof. Each Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare, execute and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes and in obtaining any refund, credit or other relief in respect of any Transfer Taxes.
Section 9.3    Straddle Period. In the case of any Straddle Period, (a) the amount of any Taxes imposed on a periodic basis (such as personal or real property taxes) that are allocable to the Pre-Closing Tax Period shall equal the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period and (b) in the case of Taxes not described in foregoing clause (a) (including Taxes based on or measured by net income, profits, receipts, gain, payments, sales, transactions, wages or disbursements, payroll or similar items), such Taxes shall be determined based on an interim closing of the books as of the end of the Closing Date; provided that, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each such period and provided that any Buyer Closing Date Taxes shall be allocated to a Post-Closing Tax Period.
ARTICLE X
INDEMNIFICATION
Section 10.1    Survival. The representations and warranties of the parties contained in this Agreement shall survive the Closing until the date that is twelve (12) months following the Closing Date; provided that (a) each of the Fundamental Representations and Specified Representations shall survive the Closing until the date that is six (6) years after the Closing Date, (b) the representations and warranties set forth in Section 3.11 (Taxes) shall survive until sixty (60) days following the expiration of the statute of limitations applicable to the underlying Tax and (c) covenants and agreements of the parties hereto required to be performed or complied with after the Closing shall survive the Closing until fully performed or complied with or terminated in accordance with their terms. For the avoidance of doubt, the covenants and the agreements of the parties hereto required to be performed or complied with prior to or at the Closing shall not survive the Closing. Notwithstanding the foregoing, any breach of representation, warranty, covenant or agreement, or any other matter, in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if, prior to such time, timely written notice of the inaccuracy or breach, or potential inaccuracy or breach, of such representation, warranty, agreement or covenant, or other matter, giving rise to such right or potential right of indemnity shall have been given in accordance with this Article X to Purchaser (if indemnification is sought against Purchaser) or a Seller (if indemnification is sought against a Seller). The obligations with respect to any Losses suffered relating to Fraud by any party shall not expire, and any such claims relating to Fraud shall not expire or otherwise be subject to the survival periods set forth herein.
Section 10.2    Indemnification by the Seller Parties. Subject to the provisions of this Article X, effective as of and after the Closing, each Seller shall, jointly and severally, indemnify, defend and hold harmless Purchaser and each of its Affiliates and each of their respective officers, directors, employees and agents (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser Indemnified Parties by reason of, resulting from, or arising out of or in connection with:
(a)    any inaccuracy, misrepresentation or breach of any representation or warranty of any Seller in Article III;
(b)    any breach of any covenant or agreement of any Seller contained in this Agreement that survives the Closing;
(c)    any Retained Liabilities; and
(d)    any Excluded Asset.
Section 10.3    Limitations on Indemnification by the Seller Parties.
(a)    The Purchaser Indemnified Parties shall not be entitled to recover any Losses in respect of any indemnification claim under Section 10.2(a), in the aggregate, in an amount in excess of $5,000,000 (the “Indemnification Cap”); provided that the foregoing Indemnification Cap shall not apply to (i) any indemnification claim under or pursuant to Section 10.2(a) with respect to any inaccuracy, misrepresentation or breach of any Fundamental Representation of the Seller Parties or any representations and warranties set forth in Section 3.11 (Taxes), Section 3.10 (Environmental Matters) or Section 3.15 (Intellectual Property; Data Privacy and Data Security) (such representations and warranties in Section 3.10, and Section 3.15, collectively, the “Specified Representations”) or (ii) any Losses arising out of or attributable to Fraud (collectively, “Seller Excluded Claims”); provided, further, that, with respect to any claims for Losses in respect of any indemnification claim under or pursuant to Section 10.2(a) for breach of any Fundamental Representation of the Seller Parties, any representations and warranties set forth in Section 3.11(Taxes), Section 3.10 (Environmental Matters) or Section 3.15 (Intellectual Property; Data Privacy and Data Security) (other than arising out of or attributable to Fraud) or Section 10.2(b)-(d), the Seller Parties’ maximum aggregate liability shall be an amount equal to the Purchase Price.
(b)    Notwithstanding anything to the contrary contained in this Agreement, no Seller shall have any obligation to indemnify the Purchaser Indemnified Parties for Losses in respect of any indemnification claim under Section 10.2(a) unless and until: (i) the amount of indemnifiable Losses for each individual claim or series of related claims equals or exceeds $25,000 (each, a “Qualifying Claim”); and (ii) the aggregate amount of Losses in respect of all Qualifying Claims exceeds $275,000 (the “Basket Amount”), in which case the Purchaser Indemnified Parties will be entitled to recover, and each Seller shall be jointly and severally responsible for, all Losses in excess of the Basket Amount that are determined to be otherwise entitled to indemnification pursuant to this Article X; provided that the foregoing Basket Amount shall not apply in the case of Seller Excluded Claims.
(c)    For purposes of determining the accuracy or breach of any representation or warranty made by any Seller in this Agreement (including in any schedule or exhibit attached hereto) or in any other Transaction Documents and calculating the amount of Losses in connection therewith, any materiality, Business Material Adverse Effect, in all material respects or similar qualifications in such representation or warranty shall be disregarded (as if such words or phrases were deleted from such representation or warranty).
(d)    In no event shall the Seller Parties be liable to the Purchaser Indemnified Parties for any punitive or exemplary damages except if and to the extent any such punitive or exemplary damages are recovered against the Purchaser Indemnified Parties in a Proceeding by a Person who is not a party to this Agreement.
(e)    Payments by the Seller Parties pursuant to Section 10.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Purchaser Indemnified Parties in respect of any such claim (less any costs of collection and any increase in insurance premiums resulting from making a claim thereunder). The Purchaser Indemnified Parties shall use their commercially reasonable efforts to recover under responsive insurance policies or indemnity, contribution or other similar agreements, as applicable, for any Losses ; provided that the foregoing shall not relieve the Seller Parties of their obligations under this Article X to promptly indemnify the Purchaser Indemnified Parties. If a Purchaser Indemnified Party, after having received any indemnification payment pursuant to this Article X with respect to a Loss, subsequently receives or realizes any insurance proceeds or other payment with respect to such Loss (including any payment from a Governmental Entity), such Purchaser Indemnified Party will promptly refund any pay to the Seller Parties an amount equal to such insurance proceeds or other payment (in each case after deducting therefrom the amount of any expenses incurred by it in procuring such recovery and any increase in insurance premiums resulting from making a claim thereunder), but not in excess of any amount previously paid by or on behalf of the Seller Parties to or on behalf of the Purchaser Indemnified Parties in respect of such Loss.
(f)    For purposes of calculating the amount of Loss incurred by the Purchaser Indemnified Parties for purposes of this Agreement, such amount shall be reduced by any amount related to such Loss that was actually reflected as Business Indebtedness or a deduction of the Closing Working Capital in the final determination of the Purchase Price pursuant to Section 2.9 (and, for the avoidance of doubt, only to the extent such amount actually reduced the Purchase Price).
Section 10.4    Indemnification by Purchaser. Subject to the provisions of this Article X, effective as of and after the Closing, Purchaser shall indemnify, defend and hold harmless each Seller and each of its Affiliates and each of their respective directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred or suffered by any of the Seller Indemnified Parties to the extent arising out of or resulting from:
(a)    any inaccuracy, misrepresentation or breach of any representation or warranty of Purchaser in Article IV (it being understood that, when determining the existence of any such breach, or the amount of any Losses with respect thereto, for the purposes of this Article X, such representations, warranties and other statements shall be interpreted without giving effect to any materiality or “material adverse effect” or similar terms and qualifications set forth therein);
(b)    any breach of any covenant or agreement of Purchaser contained in this Agreement that survives the Closing; and
(c)    any Assumed Liabilities.
Section 10.5    Limitations on Indemnification by Purchaser.
(a)    Notwithstanding anything to the contrary contained in this Agreement, the Seller Indemnified Parties shall not be entitled to recover any Losses in respect of any indemnification claim under or pursuant to Section 10.4(a), in the aggregate, in an amount in excess of the Indemnification Cap; provided that the foregoing Indemnification Cap shall not apply to (i) any indemnification claim under or pursuant to Section 10.4(a) with respect to any inaccuracy, misrepresentation or breach of any Fundamental Representation of Purchaser or (ii) any Losses arising out of or attributable to Fraud on the part of Purchaser (collectively, “Purchaser Excluded Claims”); provided, further, that, with respect to any claims for Losses in respect of any indemnification claim under or pursuant to Section 10.4(a) (other than arising out of or attributable to Fraud), Purchaser’s maximum aggregate liability, and the Indemnification Cap for purposes thereof, shall be an amount equal to the Purchase Price.
(b)    Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not have any obligation to indemnify the Seller Indemnified Parties for Losses in respect of any indemnification claim under or pursuant to Section 10.4(a) unless and until the aggregate amount of Losses in respect thereof exceeds the Basket Amount, in which case the Seller Indemnified Parties will be entitled to recover, and Purchaser shall be responsible for, all Losses that are determined to be otherwise entitled to indemnification pursuant to this Article X

(including all Losses up to the Basket Amount); provided that the foregoing Basket Amount shall not apply in the case of Purchaser Excluded Claims.
(c)    In no event shall Purchaser be liable to the Seller Indemnified Parties for any punitive or exemplary damages except if and to the extent any such punitive or exemplary damages are recovered against the Seller Indemnified Parties in a Proceeding by a Person who is not a party to this Agreement.
(d)    Payments by Purchaser pursuant to Section 10.4 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Seller Indemnified Parties in respect of any such claim (less any costs of collection and any increase in insurance premiums resulting from making a claim thereunder). The Seller Indemnified Parties shall use their commercially reasonable efforts to recover under responsive insurance policies or indemnity, contribution or other similar agreements, as applicable, for any Losses; provided that the foregoing shall not relieve Purchaser of its obligations under this Article X to promptly indemnify the Seller Indemnified Parties. If a Seller Indemnified Party, after having received any indemnification payment pursuant to this Article X with respect to a Loss, subsequently receives or realizes any insurance proceeds or other payment with respect to such Loss (including any payment from a Governmental Entity), such Seller Indemnified Party will promptly refund any pay to Purchaser an amount equal to such insurance proceeds or other payment (in each case after deducting therefrom the amount of any expenses incurred by it in procuring such recovery and any increase in insurance premiums resulting from making a claim thereunder), but not in excess of any amount previously paid by or on behalf of Purchaser to or on behalf of the Seller Indemnified Parties in respect of such Loss.
(e)    For purposes of calculating the amount of Loss incurred by the Seller Indemnified Parties for purposes of this Agreement, such amount shall be reduced by any amount related to such Loss that was actually reflected an increase of the Closing Working Capital in the final determination of the Purchase Price pursuant to Section 2.9 (and, for the avoidance of doubt, only to the extent such amount actually increased the Purchase Price).
Section 10.6    Third-Party Claim Procedures.
(a)    A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall reasonably promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand, as well as the applicable Losses (taking into account the information then available to the Indemnified Party); provided that the failure to provide such notice on a timely basis shall not release the Indemnifying Party from any of its obligations under this Article X, except to the extent the Indemnifying Party is actually materially prejudiced by such failure.

(b)    Within thirty (30) days after delivery of a notice of a Third-Party Claim, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided that notwithstanding anything set forth in this Agreement to the contrary, the Indemnifying Party may not elect to undertake (or continue to undertake) the defense of any Third-Party Claim if (a) such Third-Party Claim relates to or arises in connection with any criminal Proceeding, action, indictment, allegation or investigation or seeks any remedy other than the payment of money damages, (b) any Seller, on the one hand, and a Purchaser Indemnified Party, on the other hand, are both named parties to the applicable Proceedings and the Indemnified Party shall have reasonably concluded based on the advice of counsel that representation of both parties by the same counsel, or the conduct of such defense by the Indemnifying Party, would be inappropriate due to actual or potential differing interests between them, (c) such Third-Party Claim involves a Governmental Entity or seeks equitable or non-monetary relief as a primary remedy, (d) it is reasonably expected that such Third-Party Claim and any resulting Losses would reasonably be expected to result in any material adverse consequences to Purchaser’s conduct of the Business (including any Third-Party Claim involving a Material Customer or Material Supplier/Vendor), or (e) it is reasonably likely that the Losses arising from such Third-Party Claim (if determined in any manner) will exceed the amount such Indemnified Party will be entitled to recover as a result of the limitations set forth in this Article X; and provided, further, that prior to undertaking such defense, the Indemnifying Party must acknowledge in writing that the Seller Indemnified Parties would have an indemnity obligation hereunder with respect to Losses resulting from such Third-Party Claim, and agree in writing to be fully and unconditionally responsible for such Losses related to such Third-Party Claim, without any reservation of rights hereunder or otherwise, subject only to the limitations set forth in Section 10.3, if applicable. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense. The party controlling such defense shall keep the other party advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnifying Party shall not agree to any settlement of such Third-Party Claim without the prior written consent of Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided  that Indemnified Party's consent may not be deemed to be unreasonable if such settlement (i) includes injunctive or other equitable relief imposed against any Indemnified Party, (ii) contains an admission of wrongdoing or Liability on behalf of any Indemnified Party, (iii) includes a finding or admission that would have an adverse effect on other claims made or threatened against any Indemnified Party, or (iv) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to an Indemnified Party of a written release from all Liability in respect of such Third-Party Claim.
Section 10.7    Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under this Article X against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give reasonably prompt notice in writing of such claim to the Indemnifying Party (a “Claim Notice”). Such Claim Notice shall set forth in reasonable detail such claim and the basis for indemnification hereunder (taking into account the information then available to the Indemnified Party). Notwithstanding the foregoing, the failure to timely notify the Indemnifying Party of a claim shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially prejudiced the Indemnifying Party. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party will either (a) agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice or (b) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Indemnification Objection Notice”) setting forth in reasonable detail each disputed item and the basis for each such disputed item to the extent the facts are then known by the Indemnifying Party. If the Indemnifying Party does not deliver an Indemnification Objection Notice within thirty (30) days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have disputed the Claim Notice. If the Indemnifying Party has disputed its indemnity obligation for any Losses with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute for a period of thirty (30) days following such dispute (or such longer period as mutually agreed by the parties) and, if not resolved through negotiations, such dispute shall be resolved by litigation pursuant to Section 12.7; provided, however, that if Indemnifying Party does not deliver an Indemnification Objection Notice and fails to comply with its obligations in such subsequent 30-day period to negotiate a resolution of such dispute in good faith, then the Indemnifying Party will be deemed to have accepted the Claim Notice and the Indemnifying Party will be deemed to have agreed to pay the Losses set forth in the Claim Notice.
Section 10.8    Exclusive Remedy and Release. Purchaser and each Seller acknowledge and agree that, except as specifically set forth in Section 2.9 or with respect to claims under the other Transaction Documents or the Confidentiality Agreement (which shall be governed exclusively by their respective terms), following the Closing, the indemnification provisions of Section 10.2 and Section 10.4 shall be the sole and exclusive monetary remedies of such Seller and Purchaser, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, including any breach of any representation or warranty in this Agreement by any party, or any failure by any party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement, except in the case of Fraud.
Section 10.9    Tax Claims(a)    . After the Closing, Purchaser and Sellers (as applicable) shall promptly notify the other Party in writing of any notice received by Purchaser, Sellers or any of their respective Affiliates (as applicable) of a proposed Tax assessment or other Tax claim or of any audit or other administrative or judicial proceeding, which if determined adversely, would reasonably be treated as grounds for an indemnification claim by the other Party under this Article X (a “Tax Contest”); provided, that any failure to deliver such notice shall not limit an applicable Indemnified Party’s rights hereunder except to the extent that the applicable Indemnified Party is actually and materially prejudiced by such failure. To the extent that any Tax Contest relates to any Tax issue for which the Sellers would be responsible to provide indemnification under this Article X (a “Indemnifiable Tax Issue”), the Sellers shall be entitled to control the conduct of such Tax Contest at Sellers’ expense, provided that: (a) the Purchaser shall have the right to participate in such Tax Contest at its own expense; (b) Sellers shall keep the Purchaser reasonably informed with respect to such Tax Contest, shall consult with the Purchaser in advance of making any material written submissions in respect of such Tax Contest and shall promptly provide the Purchaser with copies of any material correspondence with respect to such Tax Contest; and (c) the Sellers shall not settle, compromise and/or concede any

Indemnifiable Tax Issue without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent that any Tax Contest of any Seller or any of their respective Affiliates relates to any Tax issue for which the Purchaser would be responsible to provide indemnification under this Article X (a “Purchaser Indemnifiable Tax Issue”), the Sellers shall be entitled to control the conduct of such Tax Contest at the Sellers’ expense, provided that: (i) the Purchaser shall have the right to participate in such Tax Contest at their own expense; (ii) the Sellers shall keep the Purchaser reasonably informed with respect to such Tax Contest, shall consult with the Purchaser in advance of making any material written submissions in respect of such Tax Contest and shall promptly provide Purchaser with copies of any material correspondence with respect to such Tax Contest; and (iii) the Sellers shall not settle, compromise and/or concede any Purchaser Indemnifiable Tax Issue without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Section 10.9, to the extent any indemnification claim relates to any Tax Contest, the provisions of this Section 10.9 shall govern and the provisions of Section 10.6 shall not apply.
Section 10.10    Manner of Payment; Effect of Indemnity Payments.
(a)    Any indemnification obligation of any Seller hereunder pursuant to Section 10.2 shall be satisfied first from the Indemnification Escrow Account in accordance with the procedures set forth in the Escrow Agreement until the Indemnification Escrow Amount then available and not subject to any prior claim for indemnification has been exhausted, and second in cash by wire transfer of immediately available funds from the Seller Parties to an account designated by Purchaser.
(b)    Any indemnification obligation of Purchaser pursuant to Section 10.4 shall be satisfied in cash by wire transfer of immediately available funds from Purchaser or its designee to an account designated by Parent.
(c)    Any indemnification payments required to be made pursuant to this Article X shall be paid within ten (10) Business Days of the final determination of the amount of an indemnification claim in accordance with this Article X.
Section 10.11    Indemnification Escrow Account. The Indemnification Escrow Amount shall be payable as follows:
(a)    Within five (5) Business Days following the expiration of the Indemnification Escrow Period, Purchaser and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver the funds remaining in the Indemnification Escrow Account that are not subject to the Pending Claims to Parent in accordance with the Escrow Agreement.
(b)    With respect to each Pending Claim, if the final amount of any Losses recoverable pursuant to Section 10.2, if any, in respect of such Pending Claim is less than the amount of funds in the Indemnification Escrow Account retained for such Pending Claim, Purchaser and Parent shall, within five (5) Business Days following such final resolution, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Parent the excess of the amount retained in respect of such Pending Claim over the final amount recoverable in respect of such Pending Claim, and deliver to Purchaser the amount finally resolved to be recoverable in respect of such Pending Claim in accordance with Section 10.10.
(c)    Upon the release of all funds in the Indemnification Escrow Account, Purchaser shall be fully released and discharged of any obligation with respect to the Indemnification Escrow Amount.
Section 10.12    Tax Treatment of Indemnity Payments. Except to the extent otherwise required by Law, each Seller and Purchaser agree (and agree to cause their respective Affiliates) to treat any and all payments under Section 2.9 and this Article X as an adjustment to the Purchase Price for all applicable Tax purposes.
ARTICLE XI
TERMINATION OF AGREEMENT
Section 11.1    Termination. This Agreement and the Transaction may be terminated or abandoned, or in the case of clause (c) below shall terminate, at any time before the Closing Date:
(a)    by the mutual written consent of the Seller Parties and Purchaser;
(b)    by Purchaser, by giving written notice to Parent, if any Seller breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (A) would give rise to the failure of a Closing Condition set forth in Section 6.1(a) or Section 6.1(b) and (B) has not been cured by such Seller within the earlier of (1) the date that is twenty (20) Business Days of Parent’s receipt of written notice of such breach from Purchaser and (2) one Business Day prior to the End Date, but only so long as Purchaser is not then in breach of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a Closing Condition set forth in Section 7.1(a) or Section 7.1(b);
(c)    by Parent, by giving written notice to Purchaser, if Purchaser breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (A) would give rise to the failure of a Closing Condition set forth in Section 7.1(a) or Section 7.1(b) and (B) has not been cured by Purchaser within the earlier of (1) the date that is twenty (20) Business Days of Purchaser’s receipt of written notice of such breach from Parent and (2) one Business Day prior to the End Date, but only so long as no Seller is then in breach of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a Closing Condition set forth in Section 6.1(a) or Section 6.1(b); or
(d)    by either Purchaser or Parent, by giving written notice to the other party, if the Closing shall not have occurred by October 16, 2026 ( the “End Date”).
Section 11.2    Obligations Upon Termination. If this Agreement shall be terminated pursuant to Section 11.1, then this Agreement shall become null and void and of no further force and effect and no party to this Agreement shall have any further liability or obligation to the other parties hereto arising under or out of this Agreement; provided, however, that (a) notwithstanding the foregoing or anything to the contrary herein, no such termination shall relieve any party hereto of any Liability to the other parties hereto resulting from any Willful Breach of this Agreement occurring prior to such termination or any claims related to or arising from Fraud and (b) the obligations of the parties under the Confidentiality Agreement and under Section 8.1, Section 8.3, this Section 11.2 and Article XII (including any related defined terms) shall survive such termination.
ARTICLE XII
GENERAL PROVISIONS
Section 12.1    Entire Agreement. This Agreement and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with the Seller Disclosure Schedules and Purchaser Disclosure Schedules, constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. No party hereto shall be liable or bound to the other parties hereto in any manner by any representations, warranties or covenants relating to such subject matter, except as specifically set forth herein and therein.
Section 12.2    Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided that Purchaser may assign this Agreement and its rights hereunder, and delegate its obligations hereunder, to its Affiliates; provided, however, that no such assignment or delegation shall relieve Purchaser of its obligations under this Agreement. Any attempted assignment in violation of this Section 12.2 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
Section 12.3    Amendments and Waivers. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Purchaser, on the one hand, or any Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other parties hereto were or are obligated to comply with or perform.
Section 12.4    No Third-Party Beneficiaries. Except for Article X and Section 12.13 which are intended to benefit, and to be enforceable by, the parties specified therein, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.
Section 12.5    Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or electronic mail (unless a “bounceback” or “undeliverable” message has been received by the sender), or sent by overnight courier (providing proof of delivery), and shall be directed to the addresses set forth below (or at such other address as such party shall designate by like notice):

(i)    if to Purchaser,

PlanetArt, LLC
23801 Calabasas Road, Suite 2005
Calabasas, CA 91302
Attention:    [***]
Email:    [***]
    and
    Pearl Buyer - B, LLC
55 East 52nd Street, 17th Floor
New York, NY 10055
Attention:    [***]
Email:    [***]

with a copy, which shall not constitute notice, to:

Simpson Thacher & Bartlett LLP
100 Crescent Court, Suite 1250
Dallas, TX 75201
Attention:    [***]
Email:    [***]
and
    Simpson Thacher & Bartlett LLP
855 Boylston Street, 9th Floor
Boston, MA 02116
Attention:    [***]
Email:    [***]
(ii)    if to any Seller,

1-800-Flowers.com, Inc.
    Two Jericho Plaza, Suite 200
    Jericho, New York 11753
Attention:    [***]
Email:     [***]

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP
    32 Old Slip
    New York, NY 10005
Attention:    [***]
Email:    [***]

Section 12.6    Specific Performance. The parties to this Agreement agree that irreparable injury may occur if any of the provisions of this Agreement are breached, or threatened to be breached, and further agree that, except where this Agreement is properly terminated in accordance with Article XI, (a) damages to any party hereto caused by the non-occurrence of the Closing, including damages related to customer or employee losses, increased costs, harm to such party’s business, and/or a reduction in the actual or perceived value of such party or any of its direct or indirect Subsidiaries, may be difficult or impossible to calculate, (b) the remedy at law for any breach, or threatened breach, of any of the provisions of this Agreement may be inadequate, and (c) the right to seek specific performance is an integral part of this Agreement and without that right such party would not have entered into this Agreement. Therefore, in connection with any Proceeding for equitable and injunctive relief permitted hereunder, each party to this Agreement agrees that the other party may seek to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it. Appropriate injunctive relief shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which a party hereto may have under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, while a Seller may concurrently seek specific performance in accordance with and subject to this Section 12.6 to cause Purchaser to consummate the Transaction and to recover monetary damages from Purchaser, under no circumstances shall any Seller by permitted or entitled to receive both (a) a grant of specific performance causing Purchaser to consummate the Transaction and (b) monetary damages of any kind whatsoever resulting from the failure of Purchaser to consummate the Transaction (other than to the extent the Sellers are awarded, by a court of competent jurisdiction, reimbursement of costs and expenses (including reasonable attorneys’ fees) incurred by the Sellers in connection with successful enforcement of this Section 12.6).
Section 12.7    Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto (a) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Proceeding, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 12.5.

Section 12.8    Waiver of Jury Trial. EACH PARTY HERETO WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 12.8. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 12.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 12.9    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination that any term, provision, covenant or restriction is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties hereto intend that the provisions of Section 12.13, including the limitations set forth therein, be construed as integral provisions of this Agreement and that such provisions and limitations shall not be severable in any manner that increases a party’s liability or obligations under this Agreement.
Section 12.10    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each party and delivered (by electronic transmission in .pdf format, including using generally recognized e-signature technology (e.g. DocuSign or Adobe Sign), or otherwise). This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 12.11    Expenses. Except as set forth otherwise in this Agreement, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that all costs and expenses of the Escrow Agent shall be paid by 50% by the Seller Parties, on the one hand, and 50% by Purchaser, on the other hand.
Section 12.12    Interpretation; Absence of Presumption. Unless the context otherwise requires, it is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (for the avoidance of doubt, including the Seller Disclosure Schedules or the Purchaser Disclosure Schedules) shall be deemed an admission by either party or any of its Affiliates, in any Proceeding, that such party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract. For the purposes of this Agreement: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) each Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) all schedules annexed to this Agreement or referred to in this Agreement, including the Seller Disclosure Schedules and the Purchaser Disclosure Schedules, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (n) each section or subsection of the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Seller Disclosure

Schedules or the Purchaser Disclosure Schedules, as applicable, to the extent reasonably apparent on its face; (o) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (p) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (q) any reference to a Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; (r) any reference to a Contract means such Contract as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (s) the phrase “made available,” “delivered” or words of similar import used in reference to a document mean that, at least two Business Days prior to the date of this Agreement, such document was delivered by email to Purchaser or its Representatives or made available for viewing by Purchaser or its Representatives in person or in the virtual data room hosted by Dealroom titled Project Splitstone.
Section 12.13    Non-Recourse. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced against, and any Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as parties to this Agreement and none of the former, current and future Affiliates, directors, officers, managers, employees, advisors, Representatives, shareholders, members, managers, partners, successors and assigns of any party hereto or any Affiliate thereof or any former, current and future Affiliate, director, officer, manager, employee, advisor, Representative, shareholder, member, manager, partners, successor and assign of any of the foregoing (collectively, “Related Parties”) that is not a party hereto shall have any liability for any Losses of the parties hereto for any Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, none of the parties hereto shall have any rights of recovery in respect hereof against any Related Party and no personal liability shall attach to any Related Party through a party hereto or otherwise, whether by or through attempted piercing of the corporate veil, by or through a Proceeding (whether in tort, contract or otherwise) by or on behalf of a party hereto against any Related Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law, or otherwise.
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IN WITNESS WHEREOF, the Seller Parties and Purchaser have duly executed this Agreement as of the date first written above.
SELLER PARTIES:

1-800-FLOWERS.COM, INC.

By: /s/ James Langrock___________________
Name: James Langrock
Title: Chief Financial Officer

800-FLOWERS, INC.

By: /s/ James Langrock___________________
Name: James Langrock
Title: Authorized Person

PERSONALIZATIONMALL.COM, LLC

By: /s/ James Langrock___________________
Name: James Langrock
Title: Authorized Person

PERSONALIZATION UNIVERSE, LLC

By: /s/ James Langrock___________________
Name: James Langrock
Title: Authorized Person

TR ACQUISITION, LLC

By: /s/ James Langrock___________________
Name: James Langrock
Title: Authorized Person

PURCHASER:

PLANETART, LLC

By: /s/ Roger Bloxberg____________________
Name: Roger Bloxberg
Title: Co-Chief Executive Officer